EXECUTION VERSION

$100,000,000
TERM LOAN AGREEMENT
among
LONGTRAIN LEASING II, LLC,
as Borrower,

THE LENDER[S] PARTY HERETO

and

CREDIT SUISSE AG, NEW YORK BRANCH,
as Agent and Secured Party,

Dated as of
October 16, 2014

2

3

TERM LOAN AGREEMENT dated as of October 16, 2014 among Longtrain Leasing II, LLC, a Delaware limited liability company (the “Borrower”), the initial Lender signatory hereto and each Transferee from time to time becoming party hereto as a Lender in accordance with the provisions hereof (each, a “Lender” and collectively, the “Lenders”), and Credit Suisse AG, New York Branch (“Credit Suisse”; and in its capacity as Agent for the Lenders hereunder together with its successors and permitted assigns in such capacity, the “Agent”, and in its capacity as secured party for the benefit of the Lenders, the “Secured Party”).
W I T N E S S E T H:
WHEREAS, the Borrower became or will become, on or before the Closing Date, the owner of certain Equipment described in Schedule A to the Security Agreement;
WHEREAS, the Borrower, by assignment, became or will become, on or before the Closing Date, the lessor of the Equipment Leases related to the Equipment, which Equipment Leases and the respective lessees thereunder are identified on Schedule A to this Agreement and are referenced on Schedule A to the Security Agreement; and
WHEREAS, the Borrower wishes to borrow from the initial Lender in order to fund payments to ARI in consideration of its contributions and transfers of the Equipment and related Equipment Leases to the Borrower pursuant to the Contribution and Sale Agreement and the applicable Transfer Documents.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1.    Definitions.

Capitalized terms used but not defined herein shall have the meanings assigned to them in the Security Agreement.
The following terms shall have the following meanings for the purposes of this Agreement:
“AAR” has the meaning specified in Section 1.1 of the Security Agreement.
“Account Bank” means U.S. Bank National Association, as account bank and securities intermediary in respect of the Collateral Account under the Securities Account Control Agreement.
“Addition to Collateral” means a Supplement to Security Agreement - Chattel Mortgage substantially in the form of Exhibit C to the Security Agreement.
“Affiliate” of, or a Person “affiliated” with, a specified Person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.
“Agent” has the meaning specified in the initial paragraph of this Agreement.

“Agent for Service of Process” has the meaning specified in Section 9.7.
“Agent’s Account” means an account designated in writing by the Agent to the Borrower for purposes of the Agent receiving payments from the Borrower, including for the account of the Lenders.
“Aggregate Loan” means, collectively, all of the Loans made by the Lenders pursuant to Article II hereof as evidenced by the Notes.
“Agreement” means this Term Loan Agreement, together with all Exhibits and Schedules attached hereto, as the same may be amended, supplemented or modified, from time to time.
“Annual Report of the Servicer” means the 2013 annual report of the Servicer and its consolidated Subsidiaries.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Applicable Margin” means (a) from and including the Closing Date and through and including the date that is six months from the Closing Date, a rate per annum equal to 1.45%, or (b) thereafter, a rate per annum equal to 2.95%.
“Appraisal” means a written appraisal of the Fair Market Value of the Equipment conducted by an independent third party appraiser selected by the Borrower and reasonably acceptable to the Agent, it being understood that, with respect to the Equipment that the Borrower acquires on the Closing Date, the initial Appraisal shall be that certain appraisal of Railroad Appraisal Associates dated October 15, 2014 and delivered by or on behalf of the Borrower to the Agent prior to the Closing Date.
“Appraisal Date” means, with respect to any appraisal, the date such appraisal is delivered to the Agent and the Borrower.
“ARI” means American Railcar Industries, Inc., a North Dakota corporation.
“AR Leasing” means American Railcar Leasing LLC, a Delaware limited liability company.
“ARLLA” means ARL Lease Administrators LLC, a Delaware limited liability company.
“Bankruptcy Reform Act of 1978” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time.
“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.50% and (b) the Prime Rate for such day. Each change on any day in any interest rate provided for in the definition of “Base Rate” shall take effect in the calculation of the Base Rate on such date.
“Base Rate Loan” means all or any Loans bearing interest calculated by reference to the Base

Rate.
“Beneficiaries” means the Borrower’s parent, and one or more of the Borrower’s Affiliates.
“Borrower” has the meaning specified in the initial paragraph of this Agreement.
“Break Funding Loss” means, with respect to any Lender, those amounts required to compensate such Lender for any losses, additional costs or expenses, which such Lender incurs as a result of a prepayment of any LIBOR Loan on a day other than on a Payment Date, for any reason whatsoever, whether as a result of an Event of Default or otherwise, including, without limitation, any loss, cost or expenses incurred by reason of (i) the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan or (ii) unwinding or terminating any deposit, hedging, swap or other capital market investment entered into by such Lender in connection with funding or maintaining the Loan.
“Business Day” means any day of the year other than a Saturday, Sunday or a holiday on which banks are required or authorized by law to close in New York, New York, and if the applicable day relates to the fixing of LIBOR, a notice with respect to LIBOR, or a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a LIBOR Loan, any day which is also a LIBOR Business Day.
“Casualty Loss” has the meaning specified in Section 6.2 of the Security Agreement.
“Closing Date” means October 16, 2014, the date the Loan is disbursed under this Agreement (which is also the dated date of this Agreement).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and rulings and regulations issued thereunder.
“Collateral” has the meaning specified in Section 2.1 of the Security Agreement.
“Collateral Account” has the meaning specified in Section 3.1(a) of the Security Agreement.
“Collateral Agency Agreement” means the Collateral Agency Agreement, dated as of July 20, 2004, among the Collateral Agent, each “Manager” (as defined therein) and each “Pledgor” (as defined therein).
“Collateral Agent” means U.S. Bank National Association in its capacity as Collateral Agent under the Collateral Agency Agreement.
“Competitor” means any Person (including any Person controlled by, or under common control with, such Person) in the business of manufacturing, servicing, selling, marketing, leasing, repairing, managing, operating or otherwise dealing in railcars and railcar parts and related equipment, which include, without limitation, any of the following: CIT Group, Inc., GATX Corporation, GE Capital Corporation, The Greenbrier Companies, Trinity Industries, Inc., Union Tank Car Company, and Freightcar America, Inc.
“Contribution and Sale Agreement” means the Contribution and Sale Agreement, dated the Closing Date, between ARI and the Borrower, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“CP Conduit” means a commercial paper conduit, the commercial paper of which relates to the funding and maintaining of the Loan and which is provided liquidity support from Credit Suisse or an Affiliate thereof, provided that such Affiliate is not a Competitor.
“CP Rate” means, for each day, the weighted average rate at which interest or discount is accruing on or in respect of the commercial paper with respect to a CP Conduit allocated, in whole or in part, to fund the purchase or maintenance of the Loan (including, without limitation, any interest attributable to the commissions of placement agents and dealers in respect of such commercial paper and any costs associated with funding small or odd-lot amounts, to the extent that such commissions or costs are allocated, in whole or in part, to such commercial paper).
“Default” means the occurrence and continuance of an event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning assigned to it in Section 2.3(d).
“Determination Date” means, with respect to a Payment Date, the last day of the calendar month prior to the month in which such Payment Date occurs.
“Dollars” and “$” means the lawful and freely transferable currency of the United States of America.
“Eligible Assignee” means (i) a commercial bank, savings and loan institution, insurance company or financial institution organized under the laws of the United States, or any State thereof, (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the United States, the Cayman Islands or the country in which it is organized or another country which is also a member of the OECD, (iii) the central bank of any country which is a member of the OECD, (iv) a finance company, insurance company or other financial institution or a fund which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, is doing business in the United States and is organized under the laws of the United States, or any State thereof, or under the laws of any member country of the OECD, (v) any Lender, (vi) any CP Conduit and (vii) Credit Suisse or any Affiliate thereof, provided that such Affiliate is not a Competitor.
“Eligible Investments” has the meaning assigned to such term in the Security Agreement.
“Equipment” has the meaning assigned to it in Section 2.2 of the Security Agreement.
“Equipment Lease Proceeds” has the meaning assigned to it in Section 2.3(a) of the Security Agreement.
“Equipment Leases” has the meaning assigned to it in Section 2.3(a) of the Security Agreement.
“Equipment Lessees” means the lessees identified on Schedule A to this Agreement, as supplemented from time to time, and are referenced on Schedule A to the Security Agreement, as lessees under the Equipment Leases and any other lessees under the Equipment Leases, but this term shall not include any lessees whose Equipment Leases cease to be a part of the Collateral and are released therefrom in accordance with and pursuant to the Security Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, any successor statute,

and all rules and regulations promulgated thereunder.
“ERISA Event” means the institution of any action or proceeding against the Borrower by the PBGC or a Plan to enforce against the Borrower any (i) liability for failure to make contributions to a Plan which are required under Section 412 of the Code or Section 302 of ERISA, (ii) liability under Title IV of ERISA with respect to the termination of any Plan, or (iii) liability with respect to the withdrawal or partial withdrawal from any Plan.
“Estimate Period” has the meaning assigned to it in Section 2.3(b).
“Event of Default” has the meaning assigned to it in Section 6.1.
“Fair Market Value” has the meaning specified in the Security Agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day as of 11:00 a.m. New York time on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
“GAAP” means at any time the generally accepted United States accounting principles at such time.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, equipment trust certificates, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed but only up to the lesser of the value of the property at the time subject to such Liens and the amount of such Indebtedness, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (unless such Indebtedness in non-recourse to such general partner).
“Independent Manager” has the meaning assigned to such term in the Limited Liability Company Agreement.
“Intended Securitization Portfolio” means the aggregate pool of freight railcars and related leases thereof to end-user lessees described on Exhibit H hereto.
“Interest Period” means, with respect to any LIBOR Loan, (i) initially, the period commencing on the date such LIBOR Loan is made (i.e. on the Closing Date) and ending on and including the date preceding the next occurring Payment Date and (ii) thereafter, the period commencing on each Payment Date and ending on and including the date preceding the next occurring Payment Date. Notwithstanding the foregoing:
(A)    each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and
(B)    any Interest Period relating to any LIBOR Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.
“Interest Rate” means (a) in the case of any Base Rate Loan, the Base Rate, and (b) in the case of any LIBOR Loan, (i) except during a period when the Lender for such Loan is funding and maintaining such Loan through the issuance of or other financing arrangement in respect of commercial paper as described in Section 2.3(a), the sum of LIBOR for such Interest Period plus the Applicable Margin, and (ii) during a period when the Lender for such LIBOR Loan is funding and maintaining such Loan through the issuance of or other financing arrangement in respect of commercial paper as described in Section 2.3(a), the CP Rate plus the Applicable Margin.
“Investment Grade” means, with respect to any Person, that such Person or the long-term unsecured, unguaranteed indebtedness issued by such Person has been Rated “BBB-” or better by S&P or “Baa3” or better by Moody’s.
“Investment Parties” means rating agencies, investors, potential investors or dealers in respect of commercial paper issued by a CP Conduit.
“Invoice” has the meaning assigned to it in Section 2.2(c).
“Item of Equipment” has the meaning assigned to it in Section 1.1 of the Security Agreement.
“Lease Administration Agreement” means the Amended and Restated Lease Administration Agreement, dated as of October 2, 2006, among the parties listed as “Tranche II Owners” on the signature pages thereto, AR Leasing, ARLLA and U.S. Bank National Association.
“Lenders” means, collectively, (i) the initial Lender signatory hereto on the Closing Date and (ii) each Transferee (by assignment in accordance with Section 9.5 and Article VII hereof, but not through participation) and in each case any of its successors and permitted assigns, but shall exclude any Lender that has transferred all of its portion of the Loan and its Note to one or more Transferees by assignment in accordance with Section 9.5 and Article VII.
“LIBOR” means, for each Interest Period in respect of which the Interest Rate for a LIBOR Loan is not being determined by reference to the CP Rate, the London interbank offered rate per annum administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate), rounded upwards to the next higher one hundred thousandth of a percentage point, but in no event less than zero, for deposits in Dollars for a period of one month which appears on a service that is authorized to distribute such rate, on any successor or substitute page or screen that displays such rate (or such rates of any other person which takes over the administration of those rates) for Dollar deposits as shall be selected by the Agent from time to time in its reasonable discretion, as of 11:00 a.m. (London, England time) two Business Days before the commencement of such period.
“LIBOR Business Day” means any day on which dealings in Dollar deposits are carried out in the London interbank market.

“LIBOR Loan” means all or any Loans bearing interest calculated by reference to LIBOR (or, in the circumstances described in Section 2.3(a), by reference to the CP Rate).
“Liens” has the meaning assigned to it in Section 4.3(a) of the Security Agreement.
“Limited Liability Company Agreement” means that certain limited liability Company Agreement of Longtrain Leasing II, LLC dated as of October 16, 2014.
“Loan” means, with respect to a Lender, the loan made by such Lender to the Borrower pursuant to Article II evidenced by the applicable Note.
“Loan Documents” mean this Agreement, the Security Agreement, the Notes, the Securities Account Control Agreement and any certificates, notices and documents executed and delivered in connection herewith or therewith.
“Loan to Value Deficiency” has the meaning assigned to it in Section 2.9.
“Loan to Value Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of the outstanding principal balance of the Loans to the Fair Market Value of the Equipment (not subject to Casualty Loss) plus the amount of any Casualty Loss Proceeds in the Collateral Account not exceeding One Million Dollars ($1,000,000) and which have not been on deposit in the Collateral Account for more than 30 days; provided, however that the Fair Market Value of any Equipment with respect to which the Secured Party does not have a valid, perfected first-priority Lien in the United States and Canada (other than Permitted Liens) on such date of determination shall be excluded from the value of the Equipment in determining the Loan to Value Ratio.
“Management Agreement” means the Railcar Management Agreement dated as of the Closing Date between the Borrower and the Servicer.
“Maturity Date” means, with respect to each Lender, April 16, 2015.
“Monthly Report” means a report and data tape substantially in the form of, and containing the information described on, Exhibit G hereto.
“Moody’s” means Moody’s Investors Service, Inc.
“New Note(s)” has the meaning assigned to it in Section 7.3(a).
“Note(s)” has the meaning assigned to it in Section 2.5.
“Notice of Borrowing” has the meaning assigned to it in Section 2.2(a)
“Obligations” has the meaning assigned to it in Section 2.1 of the Security Agreement.
“OECD” means the Organization for Economic Cooperation and Development.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31

C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“OFAC Violation” has the meaning assigned to such term in Section 5.1(w)(v) of this Agreement.
“Old Note” has the meaning assigned to it in Section 7.3(a).
“Pay Proceeds Letter” has the meaning assigned to it in Section 2.2(a).
“Payment Date” means the 15th day of each calendar month commencing with November 15, 2014 (or if such day is not a Business Day, then the next following Business Day).
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permitted Affiliate Arrangements” means (i) the provision of the Equipment management, lease administration, auditing and accounting, secretarial and other administrative and operational services to the Borrower at rates reasonably determined by the Borrower’s sole member to be no less favorable to the Borrower than the rates which could be obtained for similar services from independent third parties and (ii) the inclusion of the Borrower as an insured under a policy of insurance obtained by the Servicer or ARI or their respective subsidiaries with an insurance company which policy shall be on terms reasonably determined by the Borrower’s sole member to be no less favorable to the Borrower than the terms at which a similar policy could be obtained directly from independent third parties.
“Permitted Debt” means the Indebtedness of the Borrower permitted under Section 5.1(q).
“Permitted Liens” has the meaning assigned to it in Section 4.3 of the Security Agreement.
“Person” includes any individual, business trust, partnership, limited liability company, limited liability partnership, joint venture, firm, corporation, association, joint stock company, trust or other enterprise, or any government or political sub-division or agency, department or instrumentality thereof.
“Plan” means any employee pension benefit plan of the Borrower subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, or any trade or business that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code, is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means, for any period, the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Proposed Tax Law Change” means any (i) proposal of any legislation, regulation, rule or treaty, which when passed, enacted or ratified, would constitute a Tax Law Change by any court, governmental authority or body or international authority or agency or, with respect to any treaty, by any country or countries which sets forth an effective date for such Tax Law Change or (ii) with respect to any treaty in effect on the Closing Date, sixty (60) days prior to any expiration or earlier termination thereof, if such treaty has not been renewed or extended or replaced by any other treaty.
“Rated” means, with respect to any Person, the rating most recently published, issued or announced by S&P or Moody’s, as the case may be.
“Release of Collateral” means a Release of Collateral substantially in the form of Exhibit A to the Security Agreement.
“Replacement Unit” has the meaning assigned to it in Section 1.1 of the Security Agreement.
“Replacement Lease” has the meaning assigned to it in Section 1.1 of the Security Agreement.
“Reporting Date” means, with respect to a Payment Date, the date which is three (3) Business Days prior to such Payment Date.
“Required Holders” means holders of the Loans and related Notes evidencing the same in excess of 50% of the outstanding principal amount of the Aggregate Loan; provided, however any principal amount of the Aggregate Loan held by an Affiliate of the Borrower shall not be included in the determination of the Required Holders.
“Responsible Officer” means any one of the President, the Chief Financial Officer, Senior Vice President of Finance, the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary of the Borrower, the Servicer or ARI (as applicable) or any Person instructed by ARI to have responsibility over and to administer this transaction or any aspect thereof; provided, that with respect to certifying financial statements, “Responsible Officer” shall not include the Secretary or Assistant Secretary of ARI.
“Rolling Stock” means standard gauge railroad rolling stock, other than passenger equipment or work equipment, used or intended for use in connection with interstate commerce, excluding, however, railroad rolling stock scrapped or intended to be scrapped.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“Secured Party” means Credit Suisse acting both on its own behalf as Agent and as the agent for and representative (within the meaning of Section 9-102(a)(73)(E) of the Uniform Commercial Code) of the Lenders.
“Securities Account Control Agreement” shall mean that certain Securities Account Control Agreement dated as of the Closing Date, between the Borrower, the Secured Party and the Account Bank establishing the Collateral Account.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Security Agreement” means the Security Agreement-Chattel Mortgage substantially in the form of Exhibit C attached hereto, between the Borrower and the Secured Party, as the same may be amended, supplemented or modified from time to time.

“Servicer” means AR Leasing in its capacity as manager pursuant to the Management Agreement.
“Subsidiary” means with respect to any Person, any other Person at least a majority of the shares of the Voting Stock or similar equity interest (including membership interests in a limited liability company) of which shall at the time be owned, directly or indirectly, by such first Person. The term “Subsidiary” when used (i) with respect to the Servicer or (ii) in the context of the statements referred to in Sections 4.1, 5.1(c), 5.1(e) (which describe the Borrower, the Servicer and their respective Subsidiaries on a consolidated basis) and in Section 9.12 shall include all subsidiaries required to be consolidated with the Servicer under GAAP.
“Tax Law Change” means any amendment or change to any legislation, rule, regulation or treaty or any other applicable law (including any expiration or termination of any bilateral or multilateral treaty) which regulates, imposes or exempts any Lender from any and all assessments, levies, imports, duties, charges, fees or withholdings or penalties, fines or interest thereon imposed by any foreign or domestic federal, state or local government or any political subdivision thereof or any taxing authority applicable to such Lender.
“Transfer Agreement” means a transfer agreement between a transferring Lender and a Transferee substantially in the form of Exhibit F hereto.
“Transfer Certificate” means a certificate substantially in the form of Attachment A to Exhibit F delivered by the Transferee to the Agent and the Borrower.
“Transfer Documents” means all of the following documents, each dated as of the date hereof: (i) the Bill of Sale by ARI to the Borrower, evidencing the transfer of ownership of the initial Equipment from ARI to the Borrower on and as of the Closing Date and (ii) the Assignment and Assumption Agreement between ARI and the Borrower, evidencing in respect of the initial Equipment Leases, the assignment of lessor rights by ARI to the Borrower thereunder and the assumption of lessor obligations by Borrower from ARI thereunder on and as of the Closing Date.
“Transferee” means a transferee permitted under Article VII and Section 9.5.
“UCC” means (unless otherwise specified where the term is used) the Uniform Commercial Code in effect in the State of New York or Delaware, as applicable, as amended from time to time.
“Unencumbered Assets” means the equipment and related equipment leases in the Intended Securitization Portfolio that are not owned by Longtrain Leasing I, LLC as of the Closing Date.
“Utilization Rate” means a fraction (expressed as a percentage) the numerator of which is equal to the total number of units of Equipment constituting Collateral which are subject to an Equipment Lease and the denominator of which is equal to the total units of Equipment constituting Collateral.
“Voting Stock”, as applied to the stock of any corporation, means stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.
Section 1.2    Other Interpretive Provisions.
(a)Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and permitted assigns, (ii) to any applicable law defined or referred to herein shall be deemed references to such applicable law or any successor applicable law as the same may have been or may be amended or supplemented from time to time, and (iii) any agreement or document shall be deemed references to such agreement or document as amended, supplemented, restated or otherwise modified and in effect from time to time.

(b)When used in this Agreement, (i) the words “this Agreement,” “herein,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole (together with all Schedules and Exhibits) and not to any provision of this Agreement unless otherwise specified and (ii) the words “Article,” “Section,” “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless otherwise specified.

(c)Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.
(d)Any item or list of items set forth following the word “including,” “include” or “includes” is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are “included,” such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are “included” are limited to such items or to items similar to such items.

(e)The table of contents and the captions to Articles, Sections and subsections of, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

(f)Except as otherwise specified therein, terms that are defined herein that are used in any other Loan Documents, certificates, opinions and other documents delivered in connection herewith shall have the meanings ascribed to them herein and such documents shall be otherwise interpreted in accordance with the provisions of this Section 1.2.

(g)References to days shall refer to calendar days unless Business Days are expressly specified.

ARTICLE II
AMOUNT AND TERMS OF THE LOANS

Section 2.1.    The Loans.

(a)Upon the terms and subject to the conditions hereinafter set forth, the initial Lender agrees to make a LIBOR Loan to the Borrower in a single advance on the Closing Date in an amount equal to $100,000,000.00.

Section 2.2.    Making the Loan.

(a)    The LIBOR Loan shall be made on at least one (1) Business Day written, telegraphic, telex or telecopy notice from the Borrower to the Agent (unless the Agent shall have otherwise agreed to a lesser notice period), specifying (i) the date (which shall be a Business Day) thereof and (ii) the initial Interest Period for such Loan, which shall be as reflected in the definition of Interest Period herein (the “Notice of Borrowing”). Not later than 1:00 P.M. (New York City time) on the date of such LIBOR Loan, the initial Lender will make the proceeds of such LIBOR Loan available to the Agent at the Agent’s Account by wire transfer of immediately available funds. Upon receipt by the Agent of such funds and upon fulfillment of the conditions set forth in Article III, the Agent will make such funds available to the Borrower in accordance with the payment instructions of the Borrower (the “Pay Proceeds Letter”) delivered to the Agent along with the Notice of Borrowing, each substantially in the forms set forth in Exhibit B attached hereto.

(b)The Borrower shall indemnify each Lender against any Break Funding Loss incurred by such Lender in connection with any preparations made to fund its Loan on the date set forth as the Closing Date in the Notice of Borrowing.

Section 2.3    Interest.

(a)     The Loans shall bear and accrue interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the applicable Interest Rate for such day. On each Payment Date, the Borrower shall pay to the Agent at the Agent’s Account in immediately available funds for the account of the Lenders, in arrears, the accrued interest on the outstanding principal amount of the Loans. All calculations of applicable interest under this Section 2.3 shall be made for actual days elapsed on the basis of a year consisting of 360 days in the case of LIBOR Loans and Base Rate Loans and for actual days elapsed on the basis of a year consisting of 365 (or 366, as the case may be) days in the case of Base Rate Loans computed using the Prime Rate. Interest accrued on any Loan shall also be payable on any date such Loan is prepaid (whether due to acceleration or otherwise) and on the applicable Maturity Date. As of the Closing Date, the Lender will be funding and maintaining such Loan through the issuance of or other financing arrangement in respect of commercial paper. If at any time following the Closing Date, the Agent shall deliver a written notice to the Borrower that the Lender is no longer funding and maintaining such Loan through the issuance of or other financing arrangement in respect of commercial paper, then at the commencement of the next Interest Period following delivery of such notice, the applicable Interest Rate for such Loan shall no longer be a rate basis based upon the CP Rate but shall be a rate basis based upon LIBOR determined by the Agent for the upcoming Interest Period.

(b)    The Agent shall determine for any Interest Period the amount of accrued interest that is determined by reference to the applicable CP Rate using an estimate for the days in such Interest Period remaining after the date on which the Agent receives information from the Lender of the actual applicable CP Rate for the days up to the date of delivery of such information to the Agent (such remaining days being the “Estimate Period”), and accrued interest to be invoiced by the Agent to the Borrower as described below shall be determined based upon such estimate for the days occurring in the Estimate Period. Upon the Agent’s receipt following the Payment Date of actual CP Rate information for the Estimate Period preceding that Payment Date, the Agent in determining and invoicing the Borrower for accrued interest payable by the Borrower on the next Payment Date will reflect an adjustment upward or downward for any underpayment or overpayment made by the Borrower on the preceding Payment Date occurring as a result of the use of estimates for the Estimate Period related to such preceding Payment Date, and accrued interest payable by the Borrower on that next Payment Date shall reflect such upward or downward adjustment (as well as an estimate for the new Estimate Period relating to such next Payment Date, if applicable).

(c)    The Agent shall give notice by written invoice to the Borrower (the “Invoice”) of the amount of accrued interest due on any Payment Date, with such amount reflecting any estimates and any adjustments for prior overpayments or underpayments, as applicable, in each case made as described above, no later than 3:00 P.M. (New York City time) five (5) Business Days prior to such Payment Date.  The Agent may deliver the Invoice in the form of an Excel spreadsheet transmitted by e-mail to the Borrower and the Servicer. Notwithstanding anything to the contrary in this Agreement, the following is agreed to by the parties hereto: (A) failure by the Agent to provide the Invoice as described in the preceding sentence will result in no liability to the Agent and will not relieve the Borrower of its Obligation to pay the accrued interest on such Payment Date for which the applicable Invoice was not provided; provided, however, in the event the Borrower shall not have received such Invoice prior to the Payment Date, the Borrower may in good faith calculate the amount of the interest due and make the scheduled payment of the interest on the Payment Date based on the Borrower’s such good faith calculation, and no Default Rate shall apply to, and no Default or Event of Default shall occur or be deemed to have occurred as a result of the Borrower failing to pay, amounts which may have been due if the interest due had been calculated by the Agent (provided, that if the Agent delivers the Invoice after the Borrower has made any such interest payment but prior to the date on which the Invoice relating to the next subsequent Payment Date is due, setting forth the correct interest payment amount which is greater than the amount paid by the Borrower, then the Borrower shall, on the next succeeding Payment Date after receipt thereof, pay the difference between such correct interest payment amount and such amount actually paid by the Borrower and to the extent such interest amounts are not paid by such date, Section 2.3(d) below shall apply); and (C) to the extent amounts owing by the Borrower were in fact less or more than those actually paid by the Borrower (and the Agent has not delivered an Invoice with respect thereto prior to the Invoice delivered in connection with the next subsequent Payment Date), as evidenced by the applicable Invoice subsequently received by the Borrower relating to the next subsequent Payment Date, the Agent agrees to make the appropriate adjustment in the next Invoice to account for such smaller or greater amounts, providing reasonable detail as to the calculation of the amount owed as a result of such adjustment, and the Borrower agrees to pay the amount of the interest, as so adjusted, on the next scheduled Payment Date. The Agent shall use reasonable efforts to deliver notice to the Borrower (which notice may be given telephonically, to be promptly confirmed in writing including by e-mail) of the Interest Rate applicable with respect to each Interest Period by the commencement thereof.

(d)     The Borrower shall pay to the Agent for the account of the Lenders interest on overdue principal and (to the extent permitted by applicable law) overdue interest and on any other Obligations payable hereunder or under the Security Agreement which are overdue, at the rate (the “Default Rate”) of two percent (2%) per annum in excess of the applicable Interest Rate in each case (calculated on the basis of a year consisting of twelve, 30-day months), and such interest shall be payable upon demand of the Agent.

Section 2.4.    Interest Period.

The duration of the Interest Period for the Loans shall be as contemplated in the definition of Interest Period herein.
Section 2.5.     The Notes.

Each Loan made by each Lender shall be evidenced by a single promissory note duly executed by the Borrower in favor of such Lender, dated the Closing Date (together with any New Notes issued in respect thereof, the “Notes”), which shall be issued in substantially the form attached hereto as Exhibit A, and in a principal amount equal to such Lender’s Loans and delivered to such Lender pursuant to Section 3.1(b). The parties agree that the aggregate principal amount of the Notes outstanding at any time shall not exceed the amount of the initial Loan advanced by the initial Lender reduced by any payments, prepayments and repayments of principal made by the Borrower.
Section 2.6.    Payment on Business Days.

Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, together with interest thereon to the date of payment and such extension of time shall in such case be included in the computation of payment of interest.
Section 2.7.    Repayment at Maturity.

On the Maturity Date, the Borrower promises to pay to the Agent for the account of each Lender, the entire outstanding principal balance of such Lender’s Loan, plus all accrued and unpaid interest in accordance with Section 2.3 and all other amounts then due and owing to such Lender hereunder.
Section 2.8.    Optional Prepayments.

At any time, and from time to time, upon not less than five (5) Business Days’ prior written notice to the Agent and the Lenders, the Borrower may prepay the Aggregate Loan in whole or ratably in part prior to the Maturity Date without any premium or penalty; provided, that no individual prepayment shall be for an amount less than $500,000. All prepayments of principal of the Aggregate Loan, whether voluntary or otherwise (including, but not limited to, prepayment following acceleration in connection with an Event of Default), shall be accompanied by accrued interest on the amount prepaid, together with any Break Funding Loss due to any Lender; provided that the amount of any Break Funding Loss shall be calculated by such parties and provided to the Borrower in writing within two (2) Business Days of the receipt of the prepayment notice from the Borrower by the Agent. In the event the Agent or the relevant Lender fails to deliver the calculation of any Break Funding Loss prior to the prepayment date, the Borrower shall nonetheless be entitled to make such prepayment of principal on such prepayment date (it being understood that such prepayment shall not relieve the Borrower from its obligation to pay to such applicable Person any Break Funding Loss promptly after the receipt of the calculations of such amounts from such applicable Person). Notwithstanding anything to the contrary in any of the Loan Documents, (a) no Default Rate shall apply to, and no Default or Event of Default shall occur or be deemed to have occurred as a result of the Borrower failing to pay, any Break Funding Loss the calculation of which has not been received by the Borrower at least one Business Day prior to such prepayment date (provided that if the applicable Lender provides written notice of such Break Funding Loss amount owed to it after such prepayment has been made, the Borrower shall, within five (5) Business Days after receipt thereof, pay such amounts and to the extent such amounts are not paid by such date, Section 2.3(d) shall apply), and (b) upon the prepayment of all amounts due under this Section 2.8 on the applicable prepayment date (other than any Break Funding Loss the calculation of which has not been received by the Borrower prior to such prepayment date), the Collateral shall be fully released (in a case of prepayment in full) or partially released (in a case of partial prepayment of principal), as the case may be, in the manner set forth in Sections 6.2(d) or 8.5 of the Security Agreement, as the case may be; provided, that no partial release of a portion of the Collateral requested by the Borrower in connection with a partial prepayment shall occur unless the Borrower shall have demonstrated to the reasonable satisfaction of the Agent, and certified in writing, that after giving effect to such prepayment and requested release, (i) no Loan to Value Deficiency will exist and (ii) no breach of the covenant at Section 5.1(r) will directly result from such release. Amounts paid or prepaid hereunder may not be reborrowed.
Section 2.9.    Mandatory Prepayments.

(a)    If, determined as of any Determination Date, the Loan to Value Ratio exceeds 77% (such occurrence, a “Loan to Value Deficiency”), the Borrower shall either (i) cure such Loan to Value Deficiency pursuant to an allocation and distribution from the Collateral Account pursuant to Section 3.2(a), clause fourth, of the Security Agreement on the Payment Date following such Determination Date or (ii) if funds for such curative distribution from the Collateral Account are not available or are insufficient to cure, then not later than five (5) Business Days after the Payment Date immediately following such Determination Date, the Borrower shall either (A) make a prepayment of a portion of the Loan pursuant to Section 2.8 (but without any accompanying release of Collateral) or (B) add additional Collateral to the extent necessary to cure such Loan to Value Deficiency. Any such addition to the Collateral shall be effected through the execution and delivery by the Borrower of an Addition to Collateral in compliance with Section 6.2(f) of the Security Agreement.
(b)    If, determined as of any Determination Date, (i) a Debt Service Coverage Deficiency shall exist (as defined below) or (ii) the Utilization Rate shall be less than 80%, then in either such case, available funds shall be allocated and distributed from the Collateral Account pursuant to Section 3.2(a), clause fifth, of the Security Agreement on the Payment Date following such Determination Date and each Payment Date thereafter to the repayment of principal of the Aggregate Loan until such time that, as of a subsequent Determination Date, no condition described in clause (i) or (ii) above shall exist.
As used above in this subsection (b) of Section 2.9:
“Debt Service Coverage Deficiency” means that the Debt Service Coverage Ratio for the relevant Determination Date is less than 1.05 to 1.00; and
“Debt Service Coverage Ratio” means, as of any current Determination Date related to the next upcoming Payment Date, the ratio of (i) the amount of available funds on deposit in the Collateral Account that are to be allocated and distributed in accordance with Section 3.2(a) of the Security Agreement on such next upcoming Payment Date, to (ii) such amounts that would be required to be allocated and distributed (assuming sufficient available funds therefor) on such next upcoming Payment Date through and including the priority level at clause fourth of Section 3.2(a) of the Security Agreement.
Section 2.10.    Use of Proceeds.

The proceeds of the Loan shall be used by the Borrower to fund a payment of purchase price and/or a distribution to ARI in connection with the Borrower’s acquisition of Equipment and the related Equipment Leases from ARI pursuant to the Contribution and Sale Agreement and the Transfer Documents, and to pay fees and expenses of the Borrower incurred in connection herewith.
Section 2.11.    Special Provision Relating to LIBOR Loans.

In the event that on the date for determining LIBOR in respect of any Interest Period for any LIBOR Loan, the Agent shall have determined (which determination shall be presumed to be correct until the contrary shall have been established) that by reason of circumstances affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining LIBOR for the relevant Interest Period, the Agent shall promptly give to the Borrower telephonic notice (confirmed as soon as practicable in writing) of the nature and effect of such circumstances. After receipt of such notice, such LIBOR Loan (but not any other LIBOR Loan) shall be converted into a Base Rate Loan and during the continuance of such circumstance, shall be maintained as a Base Rate Loan; provided that nothing in this Section 2.11 shall affect the interest rate then in effect at the time of receipt by the Borrower of such notice until the expiration of the applicable Interest Period for such LIBOR Loan in effect at such time.
Section 2.12.    [Reserved].

Section 2.13.    Non-Receipt of Funds by the Agent.

Unless the Borrower notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of a payment of principal, interest, Break Funding Loss, fees or any other amount hereunder to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the interest rate applicable to the relevant Loan.
Section 2.14.    Inspection Rights.

If an Event of Default has occurred and is continuing, at any time and at the Borrower’s expense, the Agent and each Lender shall have the right to inspect, and the Borrower shall, at the request of the Agent or any Lender, cause to be exhibited to the Agent and such Lender for purposes of such inspection, at the Borrower’s expense, all of the lease records of the Borrower as to the status of the Equipment (other than the Equipment Leases located with the Collateral Agent) and any portion of the Equipment located at such time on the premises of the Borrower, ARI or the Servicer or any of their affiliates engaged in the business of manufacturing, managing, servicing, leasing, selling or otherwise dealing in Rolling Stock or at any junction at the time of such inspection. In addition, the Agent, at the request of the Required Holders, may, at the Lenders’ expense, inspect, within 90 days of any addition or substitution, any Equipment added or substituted in accordance with Section 6.2 of the Security Agreement located at such time on the premises of the Borrower, ARI or the Servicer or any of their affiliates engaged in the business of manufacturing, managing, servicing, leasing, selling or otherwise dealing in Rolling Stock or at any junction at the time of such inspection.

Section 2.15.    Increased Costs; Illegality.

The provisions of this Section 2.15 are incorporated by reference from the provisions appearing in a side letter of even date herewith between the Borrower and the Agent, and separately agreed to by the initial Lender pursuant to Section 4.2(c).

Section 2.16.    Automatic Conversion.

The LIBOR Loans shall automatically convert to Base Rate Loans on the last day of the then existing Interest Period therefor upon the occurrence and during the continuance of an Event of Default under Section 6.1(a), unless a Lender objects in writing to the Agent and the Borrower to such automatic conversion of such Lender’s LIBOR Loan prior to the last day of the then existing Interest Period therefor, in which case such Lender’s LIBOR Loan shall not convert.
Section 2.17.    Payments by the Agent.

Upon receipt of funds as described in Sections 2.3(a) and (b), 2.7, 2.8, and 2.9, the Agent shall promptly cause to be distributed like funds relating to the payment of interest ratably to the Lenders to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Transfer Agreement in the form of Exhibit F hereto and recording of the information contained therein in the Register pursuant to Section 7.4, from and after the date specified in such Agreement, the Agent shall cause all payments hereunder and under the Notes in respect of interest assigned thereby to the Transferee thereunder, and the parties to such Transfer Agreement shall make appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

Section 2.18.    Notices.

Upon receipt of notices (other than any notice delivered by the Borrower pursuant to Section 3.2(d) of the Security Agreement), Appraisals, financial statements, certificates, or requests for agreements, amendments, supplements, waivers, releases or consents, relating to the Loan documents or the transactions consummated thereby, whether or not expressly contemplated by the Loan Documents, delivered by the Borrower hereunder, the Agent shall promptly cause copies of same to be distributed to the Lenders.
ARTICLE III
CONDITIONS OF LENDING

Section 3.1.    Conditions Precedent to the Loan.

The obligation of the initial Lender to advance the Loan shall be subject to fulfillment of the following conditions precedent on or prior to the Closing Date:
(a)    The Borrower shall have delivered to the Agent the Notice of Borrowing and the Pay Proceeds Letter;

(b)    The initial Lender shall have received its applicable Note duly executed by the Borrower and the initial Lender shall have received sufficient funds to make the Loan either from the issuance of commercial paper or from Credit Suisse, if requested;

(c)The Agent shall have received on or before the Closing Date the following documents in form and substance satisfactory to it:

(i)This Agreement duly executed by the Borrower;

(ii)The Security Agreement, together with evidence of its filing (or filing of a customary memorandum thereof) with the United States Surface Transportation Board and the Office of the Registrar General of Canada (and the favorable opinions of Alvord & Alvord, special Surface Transportation Board counsel to the Borrower, and Aird & Berlis LLP, special Canadian counsel to the Borrower, delivered pursuant to subsection (vi) below shall be conclusive evidence of such filings);

(iii)Certificates of insurance naming the Secured Party as additional insured and loss payee for the benefit of the Lenders, which satisfy the requirement of Section 4.2 of the Security Agreement;

(iv)A certificate of a Responsible Officer of ARI, which is the sole member of the Borrower, certifying (A) ARI’s articles of incorporation and bylaws, (B) the resolutions of the Board of Directors of ARI approving and authorizing (i) the execution and delivery by the Borrower of the Loan Documents to which it is a party and performance by the Borrower of the transactions contemplated hereunder and thereunder and (ii) the execution and delivery by ARI of the Loan Documents to which it is a party and performance of the transactions contemplated hereunder and thereunder, (C) the certificate of formation and operating agreement of the Borrower, and (D) an incumbency certificate regarding the Responsible Officers signing on behalf of ARI for itself and in its capacity as the sole member of the Borrower, incorporating specimen signatures;

(v)A certificate of an officer of ARLLA and AR Leasing, which is the sole member of ARLLA, certifying (A) AR Leasing’s certificate of formation and operating agreement, (B) the resolutions of the Executive Committee of AR Leasing approving and authorizing (i) the execution and delivery by ARLLA of the Loan Documents to which it is a party and performance by ARLLA of the transactions contemplated thereunder and (ii) the execution and delivery by AR Leasing of the Loan Documents to which it is a party and performance by AR Leasing of the transactions contemplated thereby, (C) the certificate of formation and operating agreement of ARLLA, and (D) an incumbency certificate incorporating specimen signatures;

(vi)A certificate substantially in the form of Exhibit E, of a Responsible Officer of ARI, which is the sole member of the Borrower, certifying (A) that no event has occurred and is continuing, or would result from the transactions contemplated by the Loan Documents, which constitutes a Default or Event of Default and (B) that all of the representation and warranties of the Borrower set forth in Section 4.1 of this Agreement are true and correct in all material respects;

(vii)Favorable opinions dated the Closing Date and addressed to the Lenders of each of: (A) special counsel to the Borrower or its Affiliates (including opinions of special counsel addressing bankruptcy “true sale” or “absolute assignment” and non-consolidation matters); (B) Alvord & Alvord, special Surface Transportation Board counsel to the Borrower and (C) Aird & Berlis LLP, special Canadian counsel to the Borrower;

(viii)A copy of the UCC-1 Financing Statements (i) naming Borrower as debtor and the Secured Party as secured party, covering the Collateral and (ii) naming ARI, as debtor and the Borrower, as secured party (and the Secured Party, as assignee secured party from the Borrower), covering the Equipment and Equipment Leases transferred in accordance with the Contribution and Sale Agreement, in each case to be filed and recorded with the office of the Secretary of State of the State of Delaware on behalf of the Secured Party;

(ix)A duly executed letter from the Borrower to the Collateral Agent authorizing the Collateral Agent to attach the legend described in Section 5.2 of the Security Agreement to each Equipment Lease;

(x)A copy of the Appraisal that is to be the basis of the determination of the Fair Market Value of the Equipment as of the Closing Date;

(xi)Either (A) copies of recent good standing certificates of each of the Borrower and ARI and AR Leasing, certified by the Delaware Secretary of the State (in the case of the Borrower and AR Leasing) and the North Dakota Secretary of State (in the case of ARI), or (B) originals of such good standing certificates certified by the respective states of formation or incorporation, as the case may be, all as reasonably acceptable to the Agent;

(xii)Certified copies of (i) the Management Agreement, (ii) the Collateral Agency Agreement, (iii) the Contribution and Sale Agreement, and (iv) the Lease Administration Agreement;

(xiii)Evidence of the execution and delivery by the Borrower and AR Leasing, as

“Manager” under the Lease Administration Agreement, of documents required under Section 17 of the Lease Administration Agreement in respect of the joinder of the Borrower as a new Tranche II Owner and the identification of the Agent as representative of the Lenders and of AR Leasing as an additional Applicable Manager, including (A) a joinder signature page of the Borrower and (B) a Tranche II Owner Notice in the form of Exhibit B to Lease Administration Agreement, including (i) Annex 1: List of additional Tranche II Owner Cars of the Borrower as additional Tranche II Owner (supplementing Exhibit A to the Lease Administration Agreement) and (ii) Annex 2 (supplementing Exhibit O to the Lease Administration Agreement), it being understood that in executing this Agreement, the Agent, the Borrower and initial Lender agree that AR Leasing shall not be required to deliver (1) a notice to the “Users” in the form of Exhibit B to the Lease Administration Agreement, (2) a notice to each relevant railroad or (3) a notice to the Official Railway Equipment Registry concerning the new Tranche II Owner Cars, as set forth in Section 3.3 of the Lease Administration Agreement;

(xiv)Evidence of the deliveries required under Section 9(d) of the Collateral Agency Agreement, including (A) a joinder signature page of the Borrower thereto as a new “Pledgor” thereunder and (B) a Notice of Additional Party to Collateral Agency Agreement executed by the Borrower and AR Leasing in form of Exhibit A to the Collateral Agency Agreement, including (i) Schedule 1: additional Collateral Documents (if applicable) and (ii) Schedule 2: Notice Addresses;

(xv)A security interest perfection certificate of the Borrower, duly executed by an officer of the Borrower;

(xvi)A security interest perfection certificate of ARI, duly executed by an officer of ARI;

(xvii)A copy of the Securities Account Control Agreement executed by each party thereto; and

(xviii)the side letter referred to in Section 2.15 executed by the Borrower and the Agent.

(d)The Borrower shall have made arrangements reasonably satisfactory to the Agent to pay for all filing fees and expenses incurred in connection with the filing of the Security Agreement (or customary memorandum thereof) with the United States Surface Transportation Board and the Office of the Registrar General of Canada, and the UCC-1 Financing Statements (as described above in Section 3.1(c)(vii)) with the Secretary of the State of the State of Delaware.

(e)The Borrower shall have (i) delivered or made arrangements to deliver the original Equipment Leases to the Collateral Agent in accordance with Section 5.2 of the Security Agreement and (ii) authorized the Collateral Agent to legend such original Equipment Leases in the manner described in Section 5.2 of the Security Agreement.

(f)The Agent shall have received evidence satisfactory to it that the Equipment and Equipment Leases to be conveyed to the Borrower on the Closing Date constitute part of the Intended Securitization Portfolio.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.    Representations and Warranties of the Borrower.

The Borrower represents and warrants as of the Closing Date as follows:
(a)    Organization. The Borrower (i) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has full power and authority to own its property, and (iii) is qualified to do business in every jurisdiction where such qualification is required except where the failure to be so qualified would not have a material adverse effect on its ability to conduct its business or to enter into and perform its obligations under the Loan Documents to which the Borrower is a party. As of the Closing Date, all of the outstanding membership interests of the Borrower are directly owned by ARI. The Borrower has no Subsidiaries.

(b)    Reports. The Borrower has caused to be furnished to the Agent the following: the Annual Report of the Servicer and unaudited quarterly reports for the quarters ended March 31, 2014 and June 30, 2014 of the Servicer and its consolidated Subsidiaries, which are regularly prepared for its operations, including balance sheets, statements of income, and statements of cash flow. The audited financial statements contained in the Annual Report of the Servicer have been certified by Grant Thornton LLP, independent public accountants, and fairly present the consolidated financial condition of the Servicer and its consolidated Subsidiaries as at the respective date thereof and the consolidated results of its and their operations for the period covered thereby, all in accordance with GAAP. The unaudited quarterly reports of the Servicer, as of the respective dates thereof, fairly present the consolidated financial condition of the Servicer and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its and their operations for the respective periods covered thereby, all in accordance with GAAP (subject to the absence of footnotes and year-end adjustments). The Servicer and all of its consolidated Subsidiaries have no material direct or contingent liabilities as of such dates, which are not provided for or reflected on such balance sheets or referred to in the notes thereto. There has been no material adverse change in the business, operations, assets, properties, earnings, and financial condition of the Servicer and its consolidated Subsidiaries, taken as a whole, from that reflected on the foregoing financial statements.

(c)    No Indebtedness. The Borrower has not created, incurred or permitted to exist any Indebtedness other than Permitted Debt.

(d)    Litigation. Except as specifically disclosed in the Annual Report of the Servicer, there are no actions, suits or proceedings, whether or not purportedly on behalf of the Borrower or the Servicer, pending or, to the knowledge of the Borrower, threatened against or affecting the Servicer or any of its Subsidiaries or any property rights of the Servicer or any of its Subsidiaries at law, or in equity, or before any commission, governmental department, board, agency or instrumentality, domestic or foreign, or before any arbitrator which would materially and adversely affect the business, or the operations, properties, assets or financial condition of the Servicer and its Subsidiaries taken as a whole; neither the Servicer nor any of its Subsidiaries, to its or their knowledge, is in default in any material respect under any order, writ, injunction, decree, rule or regulation of any court or governmental department, commission, or agency or instrumentality, which default would materially and adversely affect the business, the operations, properties, assets or financial condition of the Servicer and its Subsidiaries taken as a whole. There are no actions, suits or proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its property, at law or in equity, or before any commission, governmental department, board, agency or instrumentality, domestic or foreign, or before any arbitrator.

(e)    Authority of Borrower: No Conflicts. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower’s organizational powers and have been duly authorized by all necessary corporate action of ARI in its capacity as the sole member of the Borrower. Neither the execution and delivery of any of the Loan Documents nor the consummation of the transactions herein or therein contemplated nor the fulfillment of, or compliance with, the terms and provisions thereof will (i) conflict with, violate, or result in a breach of, any of the terms, conditions or provisions of (A) any law, or any regulation, order, writ, injunction or decree of any court or governmental instrumentality, domestic or foreign, or (B) the certificate of formation or the operating agreement of the Borrower or articles of incorporation or bylaws of ARI, or (C) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which the Borrower is a party or (ii) constitute, with the giving of notice or the passage of time or both, a default under any such agreement or instrument, or (iii) result in the creation or imposition of any lien, charge, security interest or other encumbrance of any nature whatsoever upon any property of the Borrower (except for the Liens contemplated or permitted by the Loan Documents) pursuant to the terms of any such agreement or instrument.

(f)    No Agreements. The Borrower is not a party to any agreement, instrument or transaction other than the Limited Liability Company Agreement, this Agreement and the other Loan Documents, the Collateral Agency Agreement, the Management Agreement, the Contribution and Sale Agreement, the Transfer Documents and the Lease Administration Agreement as a “Tranche II Owner” thereunder.
(g)Patents. The Borrower has all patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights that are necessary to the conduct of its business as currently operated or proposed to be operated.

(h)Governmental Authority. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of any of the Loan Documents (to which the Borrower is a party), the Collateral Agency Agreement, the Management Agreement or the Transfer Documents (to which the Borrower is a party) or for the creation and perfection of the first priority security interest on the Collateral intended to be created in favor of the Secured Party under the Security Agreement, except for the filing of the Security Agreement (or customary memorandum thereof) with the United States Surface Transportation Board and the Registrar General of Canada, and the filing of UCC-1 financing statements in the State of Delaware naming the Borrower as debtor and the Secured Party as secured party.

(i)Tax Returns. (i) The Borrower and ARI have filed or caused to be filed, or have timely requested and, if necessary, have obtained, an extension to file all federal and material state and local tax returns which, to the Borrower’s knowledge, are required to be filed, and have paid, or made provisions for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them or any of their properties, and all other taxes, fees or other charges imposed on them or any of their properties (including without limitation any sales, use or transfer taxes due and payable upon the transfer of ownership of the Equipment and the related Equipment Leases to the Borrower), other than taxes which are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP consistently applied have been provided on their books; and (ii) no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges, other than those the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which appropriate reserves in accordance with GAAP consistently applied have been provided on the applicable books.

(j)Enforceability of Agreements. Assuming due authorization, execution and delivery thereof by any other party thereto, each of the Loan Documents to which the Borrower is a party (other than the Notes), the Collateral Agency Agreement, the Contribution and Sale Agreement, the Transfer Documents and the Management Agreement is, and each of the Notes when executed and delivered by the Borrower hereunder is, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and to general applicable principles of equity).

(k)Investment Company. The Borrower is not an “investment company” as such term is defined under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, nor will the making of the Loan hereunder by the initial Lender on the terms and conditions provided hereunder and the use of the proceeds therefrom by the Borrower result in any violation by the Borrower of any of the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

(l)Ownership of Collateral. The Borrower has good and marketable title to the Collateral, free and clear of all liens and encumbrances, other than Permitted Liens, subject and subordinate always to the rights of the Collateral Agent and the Secured Party, and the rights of the Equipment Lessees to use the Equipment pursuant to the Equipment Leases.

(m)Margin Regulations T, U, X. The proceeds of the Loans will be used by the Borrower only for the purposes set forth in Section 2.10. The Borrower does not own any Margin Stock as such term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States (the “Board”), as applicable (“Margin Stock”) (which statement shall not be interpreted in any way to apply to any Affiliates of the Borrower that own Margin Stock). The Borrower is not engaged principally, or as one of its important business activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. Neither the Borrower nor any Subsidiary nor any agent acting in its or on their behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

(n)Securities Act of 1933. Neither the Borrower nor, to its knowledge, anyone acting on its behalf has directly or indirectly offered or sold any interest in the Collateral, other securities or beneficial interests in the Equipment to, solicited offers to buy any interest in the Collateral, other securities or beneficial interests in the Equipment from, or otherwise approached or negotiated in respect of the purchase or sale or other disposition of any interest in the Collateral, other securities or beneficial interests in the Equipment with, any Person so as to bring the transactions contemplated by this Agreement within the provisions of Section 5 of the Securities Act.

(o)Lease Administration Agreement. The Borrower is a “Tranche II Owner” under the Lease Administration Agreement and has duly designated the Collateral Account as the Borrower’s “Tranche II Owner Account” thereunder.

(p)Equipment and Equipment Lease.

(i)The list of Equipment Leases and Equipment and all information with respect thereto set forth in Schedule A hereto and Schedule A to the Security Agreement is accurate, true and correct in all material respects and is sufficient to identify the railcars comprising the Equipment. Each of such Equipment Leases is in full force and effect and enforceable in accordance with its terms (assuming due authorization, execution and delivery by the Equipment Lessee party thereto), each Equipment Lessee and the Borrower is in compliance in all material respects with all material provisions of the related Equipment Lease, and the Borrower is not aware of any material default under any of the Equipment Leases. Each such Equipment Lease is either (i) substantially in the form of the equipment lease attached hereto as Exhibit D and has not been modified, altered or amended in any material respect from such form of lease or (ii) in any other form acceptable to the Agent.

(ii)Each Equipment Lease (assuming due authorization, execution and delivery by the Equipment Lessee party thereto) is valid and enforceable in accordance with its terms, is non-cancelable, all sums payable thereunder are payable in the amounts and at the times stated therein and no part thereof has been prepaid, released or modified, or encumbered or disposed of by the Borrower and the rights and obligations of the lessor with respect to each Equipment Lease and all scheduled payments thereunder are assignable by the lessor without the consent of the related Equipment Lessee or any other Person, other than consents which, in respect of the assignment thereof to the Borrower, will have been obtained prior to the Closing Date; any and all sums of money previously paid by any Equipment Lessee thereunder as advance payments or deposit of security have been fully disclosed to the Agent; each Equipment Lease has been entered into in the ordinary course of business, has been duly authorized and executed by bona fide, legally competent Equipment Lessees, is the entire agreement with each such Equipment Lessee relating to the Equipment covered thereby, has not been modified, cancelled or waived in any respect, and none of the Borrower’s rights thereunder have been released, modified, encumbered or disposed of; any consent, approval, authorization of, or registration, declaration or filing with, any governmental authority (federal, state or local, domestic or foreign) required in connection with the execution, delivery or performance of any Equipment Lease by the Borrower has been obtained; the Equipment covered by any Equipment Lease has been delivered, is in good working order, has been maintained in compliance with all the AAR’s mechanical regulations and industry commercial standards for revenue interchange loading, has been used for the purpose for which it was built and shall have been accepted by the applicable Equipment Lessee as being in a condition which complies with the terms and conditions of such Equipment Lease; and all financial and credit information that the Borrower may at any time furnish to the Agent relating to the Equipment Lessee under each Equipment Lease is, to the best of the Borrower’s knowledge, true, complete and not misleading.

(iii)All of the Equipment is subject to an Equipment Lease (other than such Equipment with respect to which the Servicer is undertaking efforts to re-lease in the ordinary course of business pursuant to the Management Agreement).

(iv)With respect to each Equipment Lease, the Collateral Agent is in possession of, or will be delivered pursuant to Section 5.2 of the Security Agreement, an original of such Equipment Lease. No Equipment Lessee is in possession of any Equipment Lease that by its express terms is the chattel paper original of any Equipment Lease or any original receipt therefor.

(v)The Equipment and related Equipment Leases consist of a portion of the Intended Securitization Portfolio.

(vi)In selecting the Equipment and related Equipment Leases to be conveyed to the Borrower from the Intended Securitization Portfolio, ARI has not discriminated against the Borrower in an adverse fashion when such Equipment and related Equipment Leases are compared with the Intended Securitization Portfolio as a whole, and such Equipment and related Equipment Leases constitute a representative sample of the portion of the Equipment and related Equipment Leases in the Intended Securitization Portfolio that are Unencumbered Assets.

(q)Security Interest. Upon the execution and delivery of a Securities Account Control Agreement for the Collateral Account at the Account Bank and filing of the UCC-1 financing statement with respect to the Collateral with the Secretary of State of the State of Delaware as set forth in Section 3.1(c)(viii), the completion of the recordation and filing of the Security Agreement (or customary memorandum thereof) with the United States Surface Transportation Board, and the deposit, registration and filing of the Security Agreement at the office of the Registrar General of Canada pursuant to Section 105 of the Canada Transportation Act, the Secured Party will have a first priority perfected security interest in the Collateral, subject only to Permitted Liens.

(r)Concerning Prior Ownership of the Equipment. Each of the Transfer Documents (i) was duly executed by the parties thereto; (ii) was duly authorized by all necessary action of each of the parties thereto; and (iii) constitutes the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, moratorium and similar laws affecting the enforcement of creditor’s rights generally and to general applicable principles of equity).

(s)No Casualty Loss. No Item of Equipment has suffered a Casualty Loss.

(t)OFAC Restrictions. Neither Borrower, nor, to the Borrower’s knowledge, any persons or entities holding a controlling interest in Borrower (whether directly or indirectly) (a) appear on the OFAC SDN List; (b) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (c) have conducted business with or engaged in any transaction with any person or entity named on any of the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(u)Rights in Collateral. The Borrower has rights in the Collateral sufficient for the grant contemplated by the Security Agreement and the Borrower has received adequate value for such grant.

Section 4.2.    Representations of the Lenders, Agent and Secured Party.

(a)Source of Funds. The initial Lender and the Agent, hereby severally and not jointly represents and warrants to the Borrower that, as of the Closing Date, no part of the funds used or to be used to make the Loans constitutes, under regulations issued by the United States Department of Labor, assets of any employee benefit plan within the meaning of ERISA that is subject to ERISA.

(b)Offerings by Lender. The initial Lender severally and not jointly represents and warrants to the Borrower that, as of the Closing Date, it has not made any offering regarding the Loan to more than thirty-five (35) Persons who are not “accredited investors” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(c)The initial Lender represents that it agrees to the incorporation of provisions from the side letter as referred to at Section 2.15.

Section 4.3.    Representation of Borrower, Lenders, Agent and Secured Party.

Each of the Borrower, each Lender, the Agent and the Secured Party, hereby represents and warrants, severally and not jointly, that no brokers’ commissions related to the Loan Documents are payable by or through it.
ARTICLE V
COVENANTS OF THE BORROWER

Section 5.1.    Covenants.

So long as any obligation contemplated hereunder or under the Security Agreement or under any other Loan Document shall remain unpaid, the Borrower agrees that:
(a)Event of Default Notice.

(i)The Borrower will deliver to the Agent, promptly after any Responsible Officer has knowledge of any Default or Event of Default (other than with respect to any Default under Section 6.1(a)), written notice of the occurrence of any such event, specifying each such default of which such Responsible Officer shall have knowledge relating to the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto.

(ii)The Borrower shall deliver to the Agent, together with each of the annual financial statements caused to be delivered by the Borrower pursuant to Section 5.1(e), a certificate of a Responsible Officer stating whether or not, to the best knowledge of such Responsible Officer, a Default or Event of Default has occurred and is continuing, and, if so, specifying each such default of which such Responsible Officer shall have knowledge relating to the nature and period of existence thereof and what action has been taken or is proposed to be taken with respect thereto.

(b)Litigation. The Borrower will deliver to the Agent prompt written notice of any litigation or legal proceeding against the Borrower as a defendant involving a judgment in an amount, singly or in the aggregate, in excess of $100,000, whether or not covered by insurance.

(c)Compliance with Laws, Equipment Leases, Etc. The Borrower will (i) comply with all laws, rules, regulations and orders applicable to the Collateral or the operation of the Borrower’s business, if the failure to so comply would materially adversely affect the Borrower’s business or the Collateral, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith by appropriate proceedings and for which appropriate reserves have been established on its books in accordance with GAAP and (ii) comply with all of the terms, provisions, restrictions, covenants and agreements set forth in the Equipment Leases and in each and every supplement to or amendment thereof.

(d)No Liens; No Loans. (i) The Borrower (A) shall not renew, create, assume or permit to exist any Lien on the Equipment, the Equipment Leases, or any other Collateral or any other property or assets (including stocks and securities) now owned or hereafter acquired by it (other than Permitted Liens), and (B) will pay or discharge, at its own cost and expense, any and all debt, tax, assessment, obligations, claims, liens or charges (other than Permitted Liens) on or with respect to the Collateral. The Borrower further agrees to indemnify and hold harmless the Agent, the Secured Party and the Lenders from and against any direct loss, costs or expenses (including reasonable legal fees and expenses) incurred, in each case, as a result of the imposition or enforcement of any such debt, tax, assessment, obligations, claim, lien, or charge. Without limiting the foregoing, there will be no financing statement or other filed or recorded instrument in which the Borrower is named or which the Borrower has signed, as debtor or mortgagor, now on file at the United States Surface Transportation Board or the Registrar General of Canada covering any of the Collateral except the financing statements or other instruments filed or to be filed in respect of and for the security interest provided for in the Security Agreement and in the Equipment Leases and except for any of the foregoing as to which a corresponding release has been or contemporaneously herewith is being filed with the United States Surface Transportation Board, the Registrar General of Canada and the Secretary of State of the State of Delaware.

(ii)The Borrower will not make any loan, advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing, or otherwise), endorse (except for the endorsement of checks for collection or deposit) or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.

(e)Reporting Requirements. The Borrower will cause to be furnished to the Agent:

(i) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of (A) the Servicer, unaudited financial statements of the Servicer and its consolidated Subsidiaries in the form regularly prepared for its operations, including a balance sheet of the Servicer and its consolidated Subsidiaries as of the end of such quarter and statements of income and cash flow of the Servicer and its consolidated Subsidiaries as of the end of such quarter, and statements of income and cash flow of the Servicer and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and (B) the Borrower, unaudited financial statements of the Borrower in the form regularly prepared for its operations, including a balance sheet of the Borrower as of the end of such quarter and statements of income and cash flow of the Borrower as of the end of such quarter and statements of income and cash flow of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case described in clause (A) or (B), certified by a Responsible Officer;
(ii) (A) as soon as available and in any event within 120 days after the end of each fiscal year commencing with the fiscal year ended December 31, 2014 of the Servicer, consolidated audited financial statements of the Servicer and its consolidated Subsidiaries, and (B) as soon as available and in any event within 120 days after the end of each fiscal year commencing with the fiscal year ended December 31, 2014 of the Borrower, audited financial statements of the Borrower, in each case for such year certified by Grant Thornton, or other independent public accountants acceptable to the Agent in its reasonable judgment;
(iii)    not later than each Reporting Date, the Monthly Report; and

(iv)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year, an officer’s certificate from a Responsible Officer of the Servicer certifying that the Servicer has a tangible net worth of at least equal to $65,000,000 calculated on a consolidated basis in accordance with GAAP.
(f)No Modification to Equipment Lease Payments. Except as permitted pursuant to Section 4.9 of the Security Agreement, the Borrower shall not modify, amend, accept any payment from any Equipment Lessee under or make any payments on behalf of or to any Equipment Lessee for the purpose or with the result, whether or not intended, of concealing or preventing an event of default under, any Equipment Lease. The Borrower shall ensure that all Equipment Lease Proceeds shall be deposited in the Collateral Account. The Borrower agrees that if any payment is received by it under an Equipment Lease, such payment shall be held in trust for the sole benefit of the Secured Party and distributed in accordance with Article III of the Security Agreement and shall promptly be remitted by the Borrower to the Secured Party for deposit to the Collateral Account.

(g)Equipment Leases. Quarterly, within ten (10) days after the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ended December 31, 2014, the Borrower shall notify the Agent in writing regarding any material change related to the Equipment Leases, including, but not limited to, a change in the identity of any Equipment Lessee, in the car number assigned to any Item of Equipment, in the amount of rentals, or in any terms of the Equipment Leases. Nothing in this Section 5.1(g) shall be construed as a waiver of Borrower’s obligations under the Security Agreement with respect to the Equipment Leases.

(h)Fundamental Changes. The Borrower shall maintain its existence as a limited liability company under the laws of the State of Delaware and shall not enter into any transaction of merger or consolidation, or change the form of organization of its business, or transfer all or substantially all of its properties and assets to any other Person. The Borrower shall obtain and preserve its qualification in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents.

(i)Restrictions on Investments. The Borrower shall not purchase, hold or acquire any margin stock as such term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States (which shall not be interpreted in any way to limit any Affiliates of the Borrower from doing the same), any membership interests, capital stock, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person except receivables arising from transactions with customers and suppliers in the ordinary course of business or Indebtedness being paid-off contemporaneously with the funding of the Loan hereunder.

(j)Transactions with Affiliates. Other than as set forth in Section 4.1(f), the Borrower will not, directly or indirectly, enter into any transaction with any Affiliate of the Borrower or the Servicer except (i) transactions on terms (considered as a whole) no less favorable to the Borrower than would be available in a comparable transaction with a Person other than an Affiliate or (ii) Permitted Affiliate Arrangements. Nothing contained in this Section 5.1(j) shall be construed to prohibit the Borrower from making distributions to its member in accordance with its organizational documents.

(k)Investment Company Act. The Borrower will conduct its operations, and will cause the Borrower’s operations to be conducted, in a manner which will not subject it to registration as an “investment company” under the Investment Company Act of 1940, as amended.

(l)Subsidiaries. The Borrower shall not create any Subsidiaries.

(m)No Other Business. Other than in connection with the operation of its assets consisting of the Equipment and the Equipment Leases or pursuant to or as expressly permitted by any of the Loan Documents, the Borrower shall not engage in any business, and shall otherwise conduct its activities in a manner consistent with the factual assumptions set forth in the bankruptcy non-consolidation legal opinion delivered by special counsel to the Borrower on the Closing Date. Notwithstanding the foregoing, the Borrower may engage in activities which are set forth in exceptions to any of the other covenants in this Section 5.1.

(n)Title. The Borrower will warrant and defend title to the Collateral against all claims and demands (other than Permitted Liens) of all persons whatsoever, except persons claiming by or through the Secured Party, the Collateral Agent or the Agent.

(o)Securities Laws. The Borrower will not offer any interest in the Collateral, or other securities or beneficial interests in the Equipment to, or solicit any offer to buy any thereof from, any other Person or approach or negotiate with any other Person in respect thereof, so as to bring the transactions contemplated by this Agreement within the provisions of Section 5 of the Securities Act.

(p)Change in Membership Interest. The Borrower will deliver to the Agent prompt written notice of any change of ownership of the membership interest in the Borrower;

(q)Limitations on Indebtedness and Capital Contributions.

(i)Indebtedness. The Borrower shall not create, incur or permit to exist any Indebtedness other than (i) the Loans, the Notes and other amounts expressly payable by it under the Loan Documents and (ii) trade payables incurred in its ordinary course of business; and

(ii)The Borrower may accept any capital contribution (consisting of cash and/or Equipment) from ARI at the following times and the following conditions: (A) in connection with the conveyance of Equipment in accordance with the terms of the Contribution and Sale Agreement, (B) capital contributions in connection with the Borrower replacing an Item of Equipment as a consequence of a Casualty Loss, (C) in an aggregate amount of not more than four percent (4%) of the initial principal balance of all Loans on the Closing Date and (D) in the case of contributions pursuant to clauses (A), (B) and (C), on the date of such contribution each of the member and the Borrower is not insolvent and will not be rendered insolvent within the meaning of the Bankruptcy Code.

(r)Concentration Limits. The Borrower shall not permit at any time (i) more than 15% of the Fair Market Value of the Equipment to be leased to any one Equipment Lessee and any of its Affiliates that is not Investment Grade, (ii) more than 23% of Fair Market Value of the Equipment to be leased to any one Equipment Lessee and any of its Affiliates that is Investment Grade, (iii) more than 5% of the Fair Market Value of the Equipment to be leased to Equipment Lessees organized under the laws of Mexico or (iv) the total number of different Equipment Lessees to decline below twenty (20); provided, however that the Borrower may add Equipment and Equipment Leases pursuant to Section 6.2 of the Security Agreement in order to cure any breach of the foregoing.

(s)Appraisals. After the occurrence of any change in applicable law which, in the reasonable opinion of the Agent, could have a material adverse effect on the Fair Market Value of the Equipment, the Agent shall have the right to obtain a new Appraisal of the Equipment, at the Borrower’s expense.

(t)No Bankruptcy Filing without the Consent of Independent Manager. The Borrower shall not, without the consent of its Independent Manager, (i) commence any insolvency proceeding seeking to have an order for relief entered with respect to it or seeking re-organization, arrangement, adjustment, wind-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or any part of its assets, (iii) make a general assignment for the benefit or creditors or (iv) take any action in furtherance of, or consenting or acquiescing in, any of the foregoing.

(u)Patriot Act. In compliance with the USA Patriot Act and 31 CFR Part 103.121 and, in the case of a non-U.S. entity, any other similar requirements of the relevant foreign jurisdiction, when requested the Borrower shall provide to each Lender certain information relating to the Borrower that the Lender may be required to obtain and keep on file, including the Borrower’s name, address and codes of various identifying documents.

(v)Utilization Rate. The Borrower will ensure that the Utilization Rate as calculated as of the end of each fiscal quarter is not less than 80.0%.

(w)Compliance with Anti-Money Laundering and OFAC Laws.

(i)Borrower shall comply at all times with all applicable requirements of all Anti-Money Laundering Laws.

(ii)Borrower shall provide Lenders any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Lenders to comply with all Anti-Money Laundering Laws.

(iii)Borrower shall comply at all times with the requirements of all OFAC Laws.

(iv)Borrower shall not, and shall cause the Beneficiaries, its Subsidiaries and any persons or entities holding a controlling interest in Borrower (whether directly or indirectly) not to, conduct business with or engage in any transaction with any person or entity named in the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(v)If Borrower obtains actual knowledge or receives any written notice that Borrower, its Beneficiaries, any Subsidiary or any person or entity holding a controlling interest in Borrower (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), Borrower shall promptly (i) give written notice to the Agent of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and Borrower hereby authorizes and consents to the Agent’s taking any and all steps it deems reasonably necessary, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).

(vi)Upon the Agent’s request from time to time, Borrower shall deliver a certification confirming its compliance with the covenants set forth in this Section 5.1(w).

(x)Documentation Regarding Anti-Money Laundering Compliance. The Borrower, on behalf of the Beneficiaries, will from time to time submit any documentation on request, if such documentation is required by any of the Lenders to comply with their Anti-Money Laundering / legal identification requirements

(y)Replacement of Lockbox Bank. The Borrower shall not agree to the replacement of U.S. Bank National Association as the Bank under the Lease Administration Agreement without the prior written consent of the Required Holders, such consent not to be unreasonably withheld or delayed.

(z)Separate Entity Characteristics. The Borrower shall at all times:

(i)maintain its own separate books and records and bank accounts separate from those of any other Person;

(ii)hold all of its assets in its own name;

(iii)observe all limited liability company and other organizational formalities;

(iv)maintain an arm’s length relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis;

(v)pay the salaries of its own employees from its own funds;

(vi)maintain a sufficient number of employees in light of its contemplated business operations;

(vii)not acquire the obligations or securities of its Affiliates, including partners, members or shareholders, as appropriate, except as permitted by Article III of the Limited Liability Company Agreement;

(viii)not buy or hold evidence of indebtedness issued by any other Person (other than leases intended for security, cash and Eligible Investments);

(ix)allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(x)use separate stationery and checks bearing its own name, and, if invoices to Equipment Lessees are to be rendered jointly with Affiliates, such invoices shall separately identify those charges relating to the Collateral;

(xi)not pledge its assets for the benefit of any other Person, other than with respect to Permitted Liens;

(xii)hold itself out as a separate entity from that of its sole member or any other Person;

(xiii)correct any known misunderstanding regarding its separate identity;

(xiv)not (other than for tax purposes) identify itself as a division of any other person or entity;

(xv)maintain adequate capital in light of its contemplated business operations; provided, however, the foregoing shall not require its sole member make additional capital contributions to the Borrower;

(xvi)file its own tax returns, if any, as may be required under applicable law, to the extent (i) not part of a consolidated group filing a consolidated return or returns or (ii) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(xvii)conduct its business in its own name and comply with all organizational formalities to maintain its separate existence;

(xviii)maintain separate financial statements prepared in accordance with generally accepted accounting principles; in the event that the financial statements of the Borrower are consolidated with the financial statements of any other Person, the Borrower shall cause to be included on the financial statement that the Borrower’s assets and credit are not available to satisfy the debts of such other entity or Person;

(xix)pay its own liabilities only out of its own funds, provided, however, the foregoing shall not require its sole member to make any additional capital contributions to the Borrower;

(xx)not hold out its credit or assets as being available to satisfy the obligations of others;

(xxi)not acquire any securities of its sole member; and

(xxii)cause the managers, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing.

ARTICLE VI
EVENTS OF DEFAULT
Section 6.1.    Events of Default.

If any of the following events (“Events of Default”) shall occur and be continuing:
(a)The Borrower shall fail to pay to the Agent (i) the amounts required to be paid under Section 2.7 hereof on the Maturity Date or (ii) any other installment of the principal of the Loans or interest on the Loans within five (5) Business Days after the due date therefor or (ii) any Break Funding Loss within five (5) Business Days after the Borrower’s receipt from the Agent of written notice thereof with a copy of written demand therefor from any Lender stating the amount thereof then due and payable to such Lender; or

(b)Any representation or warranty made by the Borrower herein, in the Note, in the

Security Agreement, or in any other Loan Document to which it is a party shall prove to have been incorrect in any material respect when made; or

(c)The Borrower shall fail to perform or observe any term, covenant or agreement set forth, or refuses to comply with the requirements of, Sections 5.1(f), (h), (i), (j), (l), (m) or (v) of this Agreement or Section 4.2 of the Security Agreement; or

(d)Other than such a failure as may be separately determined to constitute an Event of Default pursuant to clauses (a), (c), (g), (h), (j), (k) or (n) of this Section 6.1, the Borrower shall fail to perform or observe any term, covenant or agreement set forth herein, in the Security Agreement or in any other Loan Document to which it is a party and such failure continues unremedied for a period of thirty (30) days after the earlier of (i) any Responsible Officer first acquiring knowledge thereof or (ii) the Borrower’s receipt of written notice thereof from the Agent; provided, however, that if such default is not capable of cure during such thirty (30) day period, no Event of Default shall occur under this paragraph (d) so long as such Event of Default is capable of cure, and the Agent determines in its reasonable judgment that the Borrower has instituted curative action within such period and is diligently undertaking to cure such default and that such longer cure period shall not materially adversely affect the Secured Party’s interest in the Collateral or the Borrower’s ability to perform its obligations under any Loan Document to which it is a party, but in any event such longer cure period shall not exceed sixty (60) days from the earliest of (1) the date any Responsible Officer first acquiring knowledge thereof or (2) the Borrower’s receipt of written notice thereof from the Agent; or

(e)The entry of a decree or order by a court having jurisdiction in the premises for relief in respect of the Borrower in an involuntary case or proceeding under any bankruptcy, insolvency, reorganization or similar act, law or statute now or hereafter in effect, or adjudging the Borrower as bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under Title 11 of the United States Code, as now constituted or hereafter in effect or under any other applicable federal or state bankruptcy law or other similar law, or the appointment of a custodian, receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Borrower or of any substantial part of its property or the Collateral or the entry of an order for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(f)The commencement by the Borrower of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Borrower in an involuntary case or proceeding, under any applicable federal or state bankruptcy, insolvency, reorganization or similar law or the filing by it of a petition or consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, sequestrator, or similar official of the Borrower, or any substantial part of the Collateral, or the making by it of an assignment for the benefit of the creditors, or the taking of organizational action by the Borrower in furtherance of any such action; or

(g)The Secured Party shall cease to have a valid, perfected first priority security interest in and lien on any of the Collateral (except for Permitted Liens and as otherwise provided in the Security Agreement); or

(h)Failure on the part of a Responsible Officer to give notice to the Agent, within five (5) days of the knowledge of the occurrence thereof, of any Default or Event of Default; or

(i)The rendering against the Borrower of a final judgment, decree or order for payment of money in excess of $500,000 with respect to the Borrower and the continuance of such judgment, decree or order unsatisfied for a period of thirty (30) consecutive days without being contested in good faith and by appropriate proceedings; or

(j)The Borrower shall make or permit any assignment or transfer of any item of the Equipment or of the right to possession of any thereof other than pursuant to and in accordance with Article VI of the Security Agreement; or

(k)Any of the Collateral shall be attached, distrained or otherwise levied upon, other than attachments, distraint and levies which constitute Permitted Liens and other than the attachment, distrainment or levy on a portion of the Equipment not in excess of 5% of the Fair Market Value of the Equipment (including the Equipment Leases as set forth in the definition of Fair Market Value) if the Borrower either: (i) causes such attachment, distraint or levy to be vacated within thirty (30) days; or (ii) grants to the Secured Party within thirty (30) days a first priority perfected lien on one or more Replacement Units, having a Fair Market Value at least equal to the Items of Equipment (including the Equipment Leases as set forth in the definition of Fair Market Value) being so replaced, subject to a Replacement Lease in lieu of the Items of Equipment which were attached, distrained or otherwise levied upon and deliver the opinions, documents and instruments referred to in Sections 4.5 and 6.2 of the Security Agreement; or

(l)An ERISA Event shall have occurred pursuant to which the Borrower incurs liability having a material adverse effect on its ability to perform its material obligations under the Loan Documents to which it is a party; or

(m)A Manager Termination Event (as defined in the Management Agreement) shall occur and the Agent shall direct the Borrower in writing to procure a replacement Servicer acceptable to the Agent pursuant to the provisions of the Management Agreement and such replacement has not assumed the duties of Servicer within sixty (60) days of the date of such direction; or

(n)The Borrower shall fail to perform or observe any term, covenant or agreement set forth or, refuses to comply with the requirements of Section 5.1(q) and such failure continues unremedied for a period of five (5) Business Days after the earlier of (i) any Responsible Officer first acquiring knowledge thereof or (ii) the Borrower’s receipt of written notice thereof from the Agent; or

(o)A Loan to Value Deficiency exists and remains uncured for five (5) Business Days after the Payment Date immediately following the Determination Date in respect of which such Loan to Value Deficiency is determined to exist; or

(p)On any date prior to the Maturity Date, Borrower and/or ARI consummate a securitization or similar financing transaction collateralized by at least 95% of that portion of the Intended Securitization Portfolio not consisting of either Unencumbered Assets or the Equipment and related Equipment Leases, but such financing does not include as collateral the Equipment and related Equipment Leases;

then, and in any such event, the Agent may, acting on instruction from the Required Holders, by notice to the Borrower, immediately declare all amounts due and payable under the Loan, all interest and Break Funding Loss thereon notified in writing to the Borrower and other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the Loan, all such principal, interest, Break Funding Loss and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that upon the occurrence of an Event of Default described in subsection (e) and (f) of this Section 6.1, the results that would otherwise occur upon the giving of notice by the Agent shall occur automatically without the giving of any such notice.
Notwithstanding anything in any of the Loan Documents to the contrary, any Event of Default which is capable of being cured through the payment of money or addition to or substitution of the Collateral will be curable in such manner at the election of the Borrower so long as such payment of money or addition to or substitution of Collateral is effected prior to the expiration of the applicable grace periods. Any such payment may be funded in accordance with the provisions of Section 5.1(q). The Borrower may add railcars and related leases to the Collateral by execution and delivery of an appropriate Addition to Collateral, and any Collateral to be released in substitution for the added railcars and related leases shall be effected by the Secured Party’s execution and delivery of an appropriate Release of Collateral in accordance with the terms and conditions of the Security Agreement.
Upon the occurrence and during the continuance of an Event of Default, the Required Holders may direct the Agent to direct the Secured Party to exercise remedies in accordance with the Security Agreement and the Secured Party shall also be authorized to deliver a control notice as contemplated in the Securities Account Control Agreement. Also, following the occurrence of an Event of Default, all outstanding and unpaid Obligations shall bear interest at the Default Rate applicable to Loans pursuant to Section 2.3(d).
ARTICLE VII
REGISTRATION OF THE LOAN AND THE NOTES,
RESTRICTIONS ON THE TRANSFERABILITY OF THE LOAN AND THE NOTES

Section 7.1.    Transfer of Note.

(a)In the event that a Lender’s Loan and its Note is transferred or partially transferred through assignment thereof (but not through participation thereof, in which case the original holder shall continue to hold its Note) in accordance with Section 9.5, the holder shall surrender the Note to be transferred to the Borrower at its principal office, and thereupon the Borrower shall execute in favor of the Transferee and the holder, as the case may be, a New Note or Notes (hereinafter defined) totaling the original principal amount of the Note so surrendered, dated the date of the original Note and noting all payments made thereon, and the Borrower shall deliver such New Note or Notes to such Transferee and the holder, as the case may be.

(b)Any Transferee under this Article VII shall be subject to the same restrictions imposed on the transferring Lender by this Agreement.

(c)Prior to any whole or partial transfer of any Lender’s Loan and its Note, the Transferee shall, in writing, for the benefit of the Borrower and the transferring Lender, and any of their successors and permitted assigns: (i) give representations and warranties which are identical to the representations and warranties set forth in Section 4.2 (including without limitation, the provision with respect to incorporation by reference set forth at Section 2.15, except that with respect to Section 4.2, such representation shall include such funds used to purchase the Note); and (ii) covenant to be bound by the terms of this Agreement including, without limitation, Article VII and Sections 9.5, 9.12, 9.20, 9.22 and 9.23.

(d)Notwithstanding anything to the contrary herein, no Note may be transferred in whole or in part without a concurrent corresponding transfer to such Transferee of such transferring Lender’s Loan in whole or in part, as applicable, pursuant to Section 9.5.

Section 7.2.    Loss or Mutilation of Note.

In case a Note shall become mutilated or be destroyed, lost or stolen, the Borrower, upon the written request of the holder thereof, shall execute and deliver a new Note in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. The applicant for a substituted Note shall furnish to the Borrower an indemnity as may be reasonably required by the Borrower to save it harmless from all direct or indirect damages, costs and expenses resulting from the execution and delivery of the substitute Note, however remote, including claims for principal and interest on the purportedly lost, stolen or destroyed Note, and the applicant shall also furnish to the Borrower evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of the applicant’s Note and of the ownership thereof. In case a Note has matured or is about to mature and shall become mutilated or be destroyed, lost or stolen, the Borrower may, instead of issuing a substituted Note, pay or authorize the payment of the same (without surrender thereof except in the case of a mutilated Note), if the applicant for such payment shall furnish to the Borrower an indemnity as the Borrower may reasonably require to save it harmless, and shall furnish evidence to the satisfaction of the Borrower of the mutilation, destruction, loss or theft of such Note and the ownership thereof. The affidavit of the president, vice president, treasurer or assistant treasurer of a Lender or of any Transferee, which Transferee has a net worth (as determined in the accordance with GAAP) in excess of Fifty Million Dollars ($50,000,000)), setting forth the fact of loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity shall be required as a condition to execution and delivery of a new Note other than the written agreement of such Lender or such Transferee, as the case may be, to indemnify the Borrower for any direct or indirect damages, costs and expenses (including its reasonable attorneys’ fees) resulting from the issuance of such new Note or the reappearance of the Old Note (hereinafter defined).
Section 7.3.    Issuance of New Note.

(a)Each new note (the “New Note” and collectively the “New Notes”) to be issued pursuant to Section 7.2 in exchange for or in substitution for or in lieu of an outstanding old note (the “Old Note”) shall be in aggregate principal amount equal to the original unpaid principal amount of the Old Note. The New Note shall be dated the date of the outstanding Old Note and all payments and prepayments made on the Old Note shall have been deemed to have been made on the New Note. The Borrower shall mark on each New Note (i) the date to which principal and interest have been paid on such Old Note, and (ii) all payments and prepayments of principal previously made on such Old Note which are allocable to such New Note. Interest shall be deemed to have been paid on such New Note to the date on which interest shall have been paid on such Old Note, and all payments and prepayments of principal marked on such New Note, as provided in clause (i) above, shall be deemed to have been made thereon.

(b)Upon the issuance of a New Note pursuant to this Section 7.3, the Borrower may require from the transferring Lender or Transferee the payment of a sum to reimburse it for, or to provide it with funds for, the payment of any tax or other governmental charge or any other reasonable charges and expenses connected therewith which are actually paid or payable by the Borrower, and the transferring Lender or Transferee shall, promptly upon request by the Borrower, so reimburse the Borrower.

Section 7.4.    Registered Owner.

The Agent, acting solely for this purpose as an agent of the Borrower shall cause to be kept at its principal office a register of the registration of the Notes or any New Notes (such register herein called the “Register”), and shall at any reasonable time and from time to time upon reasonable request provide the Borrower and any Lender, as to their Notes only, with copies thereof and access thereto. The Borrower, the Agent and the Lenders may treat the Person in whose name the Note shall be registered in the Register as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. For the purpose of any request, direction or consent hereunder, the Borrower may deem and treat the registered owner of a Note as the owner and holder thereof without production of such Note. Payment of or on account of the principal of and interest on such Lender’s Loan and its Note shall be made only to or upon the order in writing of such registered owner of such Note as the owner thereof.
ARTICLE VIII
AGENCY

Section 8.1.    Appointment and Authority.

Each Lender hereby irrevocably appoints Credit Suisse to act on its behalf as the Agent hereunder and under the other Loan Documents and as Secured Party under the Security Agreement and authorizes the Agent and Secured Party to take such actions on its behalf and to exercise such powers as are delegated to the Agent and Secured Party by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Secured Party and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
Section 8.2.    Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender and may exercise the same as though it were not the Agent and Secured Party and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent and Secured Party hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or other Affiliate thereof as if such Person were not the Agent hereunder and Secured Party under the Security Agreement and without any duty to account therefor to any Lender.
Section 8.3.    Exculpatory Provisions.

Neither the Agent nor the Secured Party shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents and pursuant to applicable law. Without limiting the generality of the foregoing, neither the Agent nor the Secured Party:
(a)shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(b)shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent or the Secured Party is required to exercise as directed in writing by the Required Holders, provided that neither the Agent nor the Secured Party shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c)shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d)Neither the Agent nor the Secured Party shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it, (vi) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (vii) the financial condition of the Borrower. Neither the Agent nor the Secured Party shall have any duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent or the Secured Party at such time, but is voluntarily furnished by the Borrower to the Agent or the Secured Party (either in its capacity as Agent or Secured Party or in its individual capacity).

Section 8.4.    Reliance by Agent and Secured Party.

Each of the Agent and the Secured Party shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Agent and the Secured Party also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each of the Agent and the Secured Party may presume that such condition is satisfactory to such Lender unless it shall have received notice to the contrary from such Lender prior to the making of such Loan. Each of the Agent and the Secured Party may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.5.    Delegation of Duties.

Each of the Agent and the Secured Party may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. The Agent, the Secured Party and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective related parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the related parties of the Agent and the Secured Party and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent and Secured Party.

Section 8.6.    Action on Instructions of Lenders.

Each of the Agent and the Secured Party shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Holders or all Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that each of the Agent and the Secured Party, as the case may be, shall be, from time to time, required or requested to take discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document. In taking such action, neither the Agent nor the Secured Party shall have any liability therefor, other than for the Agent’s or Secured Party’s gross negligence or willful misconduct. Each of the Agent and the Secured Party shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document at the request of the Required Holders unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
Section 8.7.    Resignation of Agent.

Each of the Agent and Secured Party may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Lenders shall have the right (so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower) to appoint a successor, which shall be a bank with an office in the United States. If no such successor shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent or Secured Party, as the case may be, gives notice of its resignation, then the retiring Agent or Secured Party, as the case may be, may on behalf of the Lenders, appoint a successor Agent or Secured Party, as the case may be, meeting the qualifications set forth above provided that if the Agent or Secured Party, as the case may be, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent or Secured Party, as the case may be, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Secured Party on behalf of the Lenders under any of the Loan Documents, the retiring Secured Party shall continue to hold such collateral security until such time as a successor Secured Party is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent or Secured Party, as the case may be, shall instead be made by or to the Lenders directly, until such time as the Lenders appoint a successor Agent or Secured Party, as the case may be, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder or Secured Party under the Security Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent or Secured Party, as the case may be, and the retiring Agent or Secured Party, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent or Secured Party, as the case may be, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s or Secured Party’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Agent or Secured Party, as the case may be, its sub-agents and their respective related parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent or Secured Party, as the case may be, was acting as Agent or Secured Party, as the case may be.

Section 8.8.    Non-Reliance on Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Agent or Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or Secured Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.9.    [Reserved].

Section 8.10.    Agent’s and Secured Party’s Reimbursement and Indemnification.

The Lenders (other than the initial Lender) agree to reimburse and indemnify each of the Agent and the Secured Party ratably in proportion to the outstanding principal amount of the respective Loans held by them (i) for any amounts not reimbursed by the Borrower for which it is entitled to reimbursement by the Borrower under the Loan Documents, (ii) to the extent not reimbursed by the Borrower, for any other expenses incurred by it on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any reasonable expenses incurred by it in connection with any dispute between it and any Lender or between two or more of the Lenders) and (iii) to the extent not reimbursed by the Borrower, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against it in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against it in connection with any dispute between it and any Lender) or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing results from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 2.13 shall, notwithstanding the provisions of this Section 8.10, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 8.10 shall survive payment of the Loans and termination of this Agreement.
Section 8.11.    Notice of Default.

Neither the Agent nor the Secured Party shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, other than a Default or Event of Default described in Section 6.1(a) of this Agreement, unless it has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default. In the event that the Agent receives such a notice, it shall give prompt notice thereof to the Lenders.
ARTICLE IX
MISCELLANEOUS

Section 9.1.    Amendments, Etc.

An amendment or waiver of any provision of any of the Loan Documents, or consent to any departure by the Borrower therefrom shall in any event be effective only if the same shall be in writing and signed by the Required Holders and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and or any notice or consent which by the express provisions of the Loan Documents may be given by the Agent or the Secured Party, shall be effective only if given in writing by the Required Holders and any determination by the Agent or Secured Party that any Appraisal, any satisfaction of any condition precedent, any independent public accountant, agreement, opinion, and, insurance companies which by the terms of the Loan Documents is required to be acceptable or satisfactory to such person to the Agent or Secured Party shall be deemed acceptable or satisfactory only if the Required Holders shall concur, as the case may be; provided, however:
(a)that no such amendment, waiver or consent shall, without the consent of all of the Lenders:

(i)extend the final Maturity Date of the Aggregate Loan or forgive all or any portion of the principal amount of the Aggregate Loan or postpone regularly scheduled payments of principal of any Loan or reduce the rate or extend the time of payment of interest, Break Funding Loss or fees thereon or related thereto;

(ii)modify the percentage specified in the definition of Required Holders;

(iii)reduce the amount or extend the payment date for any mandatory payments or increase the amount of any Lender’s Loan(s) or permit the Borrower to assign its rights hereunder;

(iv)amend or waive the obligations of the Borrower as set forth in Section 8.1 of the Security Agreement or Section 9.5 of this Agreement;

(v)release any Collateral, except as expressly provided for in the Security Agreement or amend or waive the obligations of the Borrower set forth in Section 5.1(f);

(vi)amend or otherwise modify any provision in the Loan Documents that, by its express terms, permits the Borrower to take or refrain from taking any action only upon the consent of all the Lenders hereunder;

(vii)amend the definition of “Maturity Date”; or

(viii)amend this Section 9.1 or Section 2.9.

(b)that notwithstanding the foregoing, the Agent or Secured Party may, without the consent of any of the Lenders, (i) release and accept additions to and substitutions of any Collateral made in accordance with the express provisions of the Security Agreement and make determinations of whether any Replacement Unit and/or Replacement Lease delivered in connection therewith is acceptable or satisfactory, (ii) deliver the Invoice contemplated in Section 2.3(b) hereof, (iii) deliver the telephonic notice contemplated by Section 2.3(a) of the Security Agreement, (iv) deliver notice or state its opinion in connection with Section 3.1(b) of the Security Agreement, (v) deliver the telephonic notice contemplated by Section 2.11 hereof and (v) permit the existence of a second priority lien on the Collateral in accordance with Section 8.5 of the Security Agreement.

No amendment of any provision of Article VIII of this Agreement shall be effective without the written consent of the Agent. No amendment of any Note shall be effective without the written consent of the Lender holding such Note.
Section 9.2.    Notices, Etc.

All notices and other communications required or permitted to be given hereunder shall be in writing (including telegraphic, telecopy or cable communication) and mailed, telegraphed, telecopied, cabled or delivered by hand as provided below:
if to the Borrower, at its address at:
c/o American Railcar Industries, Inc.
100 Clark St.
St. Charles MO 63301
Facsimile: 636-940-6000
Attention: Treasurer

with a copy to:
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, New York 10153
Fax: (212) 688-1158
Attention: Legal Department

if to the Servicer, at its address at:
c/o American Railcar Leasing LLC.
100 Clark St., Suite 201
St. Charles MO 63301
Facsimile: 636-940-6000
Attention: Treasurer

if to the Agent or the Secured Party, at its address at:
Credit Suisse AG, New York Branch
11 Madison Avenue, 4th Floor
New York, NY 10010
Facsimile: (917) 326-4430
Telephone: (212) 325-6688
Attention: Robbin Conner
with a copy to:
Facsimile: (917) 326-4430
Telephone: (212) 325-1735
Attention: Fred Mastromarino
and
Facsimile: (917) 326-4430
Telephone: (212) 538-1890

Attention: Oliver Nisenson
if to any Lender, at its address set forth in its Administrative Details (attached hereto as Schedule B).
All such notices and communications shall be effective when delivered personally or three days after the date on which it shall be deposited in the United States mail, first class, postage prepaid, return receipt requested or delivered to the telegraph company, confirmed by telex, telecopy answerback or delivered to the cable company, or deposited with a reputable overnight courier to be delivered the next day addressed as aforesaid, except that notices to any party pursuant to the provisions of Article II shall not be effective until received by such party during its normal business hours.
Section 9.3.    No Waiver; Remedies.

No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder or under the Security Agreement or the Notes shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder or under the Security Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.4.    Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein.
Section 9.5.    Binding Effect; Assignments; Participations.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns, except (i) the Borrower shall not assign its obligations or rights hereunder without the consent of all the Lenders hereto and (ii) except that no assignment, transfer or negotiation of any Loan or any Note shall be made (i) if in part, in amounts of less than five million Dollars ($5,000,000), (ii) unless there is a concurrent assignment of such portion of the Loan and a corresponding portion of such Note to such transferee pursuant to a Transfer Agreement substantially in the form attached hereto as Exhibit F delivered to the transferring Lender and the Agent and Transference Certificate delivered to the Borrower and the Agent, (iii) unless it is to an Eligible Assignee and is made in accordance with Section 7.1, and (iv) to no Person who is, or is an Affiliate of a Competitor of the Servicer, ARI, or the Borrower. Any Transferee (whether by original or subsequent assignment or participation) shall be bound hereunder to the same extent as the transferring Lender, including without limitation, by the restrictions set forth in Article VII, this Section 9.5, the confidentiality provisions in Section 9.12 and Section 9.20 and, if the transfer is made pursuant to an assignment permitted hereunder (but not through participation), shall be entitled to all the benefits of the Loan Documents as the “Lender” hereunder. Upon consummation of any such transfer of all of any Lender’s Loan in accordance with the provisions of this Section 9.5 and Section 7.1, such transferring Lender shall cease to be a “Lender” hereunder and shall no longer be bound by the terms of this Agreement (other than as set forth in the Transfer Agreement).
A Lender may grant participations in its Loan but the granting of such participations shall not release such Lender from any of its obligations hereunder nor entitle any participant to exercise any of the rights granted to such Lender hereunder or under its Loan or such Lender’s Note. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or other central governmental authority; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Notwithstanding the foregoing, any Lender shall have the right, at any time, to (and if so directed by the Agent, shall) assign its rights hereunder to (x) the Agent, or (y) to Credit Suisse or any Affiliate thereof, provided that such Affiliate is not a Competitor.
Section 9.6.    GOVERNING LAW.

IN ACCORDANCE WITH SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS OTHER CONFLICT OF LAWS PRINCIPLES.
Section 9.7.    CONSENT TO JURISDICTION.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF AND THE BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THE LOAN DOCUMENTS, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES ICAHN ASSOCIATES CORP. (THE “AGENT FOR SERVICE OF PROCESS”), HAVING AN ADDRESS AT 767 FIFTH AVENUE, 47TH FLOOR, NEW YORK, NEW YORK 10153 AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICING OF LEGAL PROCESS AND THE BORROWER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE BORROWER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF THE AGENT FOR SERVICE OF PROCESS AT SUCH ADDRESS UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT SHALL HAVE BEEN PAID IN FULL. IF THE AGENT FOR SERVICE OF PROCESS SHALL CEASE TO SO ACT, THE BORROWER SHALL IMMEDIATELY DESIGNATE AND SHALL PROMPTLY DELIVER TO THE AGENT EVIDENCE IN WRITING OF SUCH OTHER AGENT’S FOR SERVICE OF PROCESS ACCEPTANCE OF SUCH APPOINTMENT, WHICH SUCH OTHER AGENT FOR SERVICE OF PROCESS SHALL HAVE AN ADDRESS FOR RECEIPT OF SERVICE OF PROCESS IN THE CITY OF NEW YORK, STATE OF NEW YORK.
Section 9.8.    Indemnity.

The Borrower agrees to indemnify, protect and hold harmless the Lenders, the Agent and the Secured Party and their respective assigns, directors, officers, employees, agents and representatives (each an “Indemnified Party”) from and against all losses, damages, injuries, liabilities, claims, suits, obligations, penalties, actions, judgments, costs, interest and demands of any kind or nature whatsoever (all the foregoing losses, damages, etc. are the “indemnified liabilities”), and expenses in connection therewith (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnified Party whether or not in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Party shall be designated a party thereto, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel) or of appraisers arising out of, in connection with, or as the result of, (i) any claim arising from the operation, use, condition, possession, storage or repossession of any of the Collateral, (ii) any claim relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulations, (iii) the preparation or review of the Loan Documents by Kaye Scholer LLP, except to the extent otherwise separately agreed between the Agent and the Borrower, (iv) the execution, delivery or performance of the Loan Documents, (v) the preservation or enforcement of any rights thereunder, (vi) the retention by the Secured Party of a security interest in the Collateral, (vii) any claim for personal injury or property damage arising from the operation, use, condition, possession, storage or repossession of any of the Collateral, (viii) any claim relating to any laws, rules or regulations, including, without limitation, environmental control, noise and pollution laws, rules or regulations or arising during the period of any delivery, rejection, storage or repossession of any of the Equipment while a security interest therein remains in the Secured Party or during the period of the transfer of such security interest in the Collateral by the Secured Party pursuant to any of the provisions of the Security Agreement, (ix) any modifications, supplements, or amendments to any Loan Document or any releases of the Collateral pursuant thereto as a result of a prepayment of principal or otherwise, (x) any investigation of any Default or Event of Default or alleged default or (xi) with respect to the Agent of Secured Party only, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Secured Party arising exclusively from any dispute between two or more Lenders (provided that the Agent or the Secured Party as the case may be, shall have delivered prompt notice to the Borrower of the existence and nature of any such dispute and that neither such Agent nor such Secured Party shall be indemnified for any legal expenses relating to such dispute incurred prior to five Business Days after delivery of such notice to the Borrower); provided, however, that the Borrower shall have no obligation to so indemnify any Indemnified Party (x) for any indemnified liabilities arising from such Indemnified Party’s willful misconduct or gross negligence, (y) for any expenses which by the express terms of the Loan Documents either are to be paid exclusively by any other party or are not for the account of the Borrower or (z) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any party (other than the Secured Party or the agent) arising exclusively from any dispute between two or more Lenders. The foregoing indemnity shall survive the termination of this Agreement and the other Loan Documents, and payment of the Note and all obligations under the Loan Documents.
Section 9.9.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement.
Section 9.10.    Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected.
Section 9.11.    Entire Agreement.

This Agreement, together with other Loan Documents, constitutes the entire understanding between the parties with respect to the subject matter hereof. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement, and this Agreement is the entire agreement between the parties hereto relating to the subject matter hereto. This Agreement cannot be changed or terminated orally.
Section 9.12.    Confidentiality.

Except in connection with any actual or contemplated litigation relating to any of the Loan Documents or the transactions thereby contemplated: (i) no party hereto shall issue any press releases or make any such other like public announcements (other than as may be necessary or desirable in connection with the creation, maintenance or perfection of the Liens in favor of the Secured Party covering any Collateral) referring to the Loan Documents or any of the transactions contemplated thereby, and (ii) the information concerning the Equipment Leases, the Equipment Lessees, the financial condition and operations of the Borrower, the Servicer or any of its subsidiaries, or ARI or any of its Subsidiaries or any Affiliates of the Borrower, the Servicer, or ARI disclosed pursuant to or in connection with any Loan Document or the transactions contemplated therein shall be kept confidential and may not be reproduced, disseminated or disclosed, in whole or in part, except to a party’s officers, directors, employees, legal counsel, agents, funding bank or Investment Parties, in any such case in respect of commercial paper issued by a CP Conduit that is, or that is related to, the initial Lender or as required by its auditors, legal counsel or regulators or otherwise by applicable law, rule or regulation or with the written consent of the Borrower; provided, however, that (i) Investment Parties shall not receive any information containing names of the Equipment Lessees or pricing and/or lease rates applicable to any of the Equipment Leases (provided an average lease rate under all of the Equipment Leases taken together may be disclosed) and (ii) a Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to Sections 7.1 or 9.5, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower, the Servicer or any of its subsidiaries, ARI or any of its Subsidiaries or any Affiliates of the Borrower, the Servicer or ARI furnished to it by or on behalf of the Borrower, provided that prior to a Person receiving such information, such Person shall agree in writing for the benefit of the Borrower to be bound by the terms and conditions of this Section 9.12.
Section 9.13.    Costs and Expenses.

The Borrower shall pay to the Agent on demand all reasonable costs and expenses of such party (including reasonable fees and expenses of Kaye Scholer LLP, as counsel but of no other counsel, and appraisers approved by the Borrower) in connection with the preparation, execution and delivery of the Loan Documents and in connection with the closing of the transactions contemplated thereby, except to the extent otherwise separately agreed between the Agent and the Borrower. Such amounts shall be paid on the Closing Date to the extent a written notice or invoice in respect of such amounts is provided to the Borrower prior to the Closing Date, except to the extent otherwise separately agreed between the Agent and the Borrower.
Section 9.14.    No Third Party Beneficiary.

This Agreement is solely for the benefit of the parties hereto and their successors and permitted assigns, and nothing contained in this Agreement shall be deemed to confer upon any other Person any right to insist upon or to enforce the performance or observance of any of the obligations contained herein. All conditions to the obligations of the Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of the Lenders and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by any Lender at any time if, in any Lender’s sole discretion, such Lender deems it advisable or desirable to do so.
Section 9.15.    Inconsistencies with Other Documents.

In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and prevail.
Section 9.16.    Construction.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any Loan Document or any amendment or exhibit hereto or thereto.
Section 9.17.    Survival of Representations.

Except as otherwise specifically provided hereafter, all representations and warranties made in this Agreement and the other Loan Documents and in any document, certificate or statement delivered in connection herewith or therewith shall survive the execution and delivery of this Agreement and the Notes.
Section 9.18.    Survival of Indemnities.

All the indemnity and expense provisions set forth in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement and the Notes and the payment in full of the Loan and all other obligations hereunder or under any Loan Documents.
Section 9.19.    WAIVER OF JURY TRIAL.

BY ITS SIGNATURE BELOW WRITTEN EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS HEREIN DESCRIBED OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.20.    United States Person.

Each Lender agrees that (i) if it is a “United States person” as defined in Section 7701(a)(30) of the Code, it will deliver to the Borrower a valid Internal Revenue Service Form W-9 or such other form as may be required by applicable law to evidence such Lender’s exemption from U.S. Federal income tax withholding with respect to amounts payable to it pursuant to the Loan Documents, or (ii) if it is not a “United States person”, it will deliver to the Borrower such valid certificates, documents, or other evidence as may be required from time to time, including Internal Revenue Service Forms W-8BEN or W-8ECI, or any subsequent version thereof, properly completed and duly executed by such Lender, to establish that payments under the Loan Documents to it are not subject to withholding under the applicable provisions of the Code or an applicable income tax treaty.
The Borrower shall be permitted to withhold from, and shall not be required to pay any additional amounts to the Lenders in respect of, any amounts that the Borrower is required under the applicable law to withhold from payments under the Loan Documents if (i) the Borrower is required to so withhold due to a failure by any Lender to comply with the provisions of Section 9.20(a) above, or (ii) the Borrower is otherwise required by law to so withhold.
In the event that at any time any Lender shall determine that, due to a Tax Law Change or Proposed Tax Law Change, any amount of principal, interest or Break Funding Loss or other amount payable with respect to this Agreement or the Notes becomes or will become subject to any withholding taxes, then such Lender may give notice thereof to the Agent and the Borrower, and the Borrower, shall, if such notice is of a Tax Law Change within five (5) Business Days after receipt of such notice, or may, if such notice is of a Proposed Tax Law Change at any time after receipt of such notice, at its option (x) prepay such Lender’s Loan in full, including accrued interest thereon and any Fees (other than costs or expenses resulting from such Tax Law Change or Proposed Tax Law Change) and Break Funding Loss due such Lender in the manner set forth in Section 2.8 (other than compliance with the notice requirement), (y) compel such Lender to transfer its Loan and related Note to a Transferee identified by the Borrower for a price equal to the then outstanding principal balance of such Loan plus interest accrued as of such date and, upon receipt by such Lender of such amount plus any Break Funding Loss and any other amount due such Lender at such time hereunder or under any other Loan Document (other than costs or expenses resulting from such Tax Law Change or Proposed Tax Law Change), such Lender shall transfer its Loan to such Transferee without representation or warranty (other than as to its ownership of the Note) in accordance with Section 9.5 and pursuant to a Transfer Agreement in the form attached hereto as Exhibit F (but without regard to any requirement to deliver to the Borrower or the Agent a Transferee Certificate or any of the requirements set forth in clauses (i), (iii) and (iv) of the first sentence of Section 9.5) and shall surrender its original Note to the Borrower (or comply with Section 7.2 hereof) (and such Lender shall have no liability to the Borrower in connection with the transfer of its Loan or (z) issue an indemnity agreement to such Lender and the Agent (which such indemnity agreement shall be a Loan Document reasonably acceptable to such Lender and the Agent (together with an opinion of counsel of the Borrower, which may be in house counsel, that such agreement is enforceable) from the Borrower to gross up such Lender and the Agent (without any duplication of payment) for any withholding taxes imposed on all principal, interest, Break Funding Loss and any and all other amounts due hereunder or under such Lender’s Note paid to such Lender which would not have been imposed but for such Tax Law Change (collectively, the “Tax Law Change Costs”); provided, however, that if (A) such notice was of a Proposed Tax Law Change, (B) the Borrower failed to exercise any of its options contained in clause (x), (y) or (z) above prior to such Proposed Tax Law Change becoming a Tax Law Change, and (C) such Lender incurred or will incur any Tax Law Change Costs, the Borrower shall within 5 Business Days thereafter comply with clause (x), (y) or (z) above, and any payments made by the Borrower pursuant to clause (x) or clause (y) shall include any Tax Law Change Costs in connection with such payments.
Section 9.21.    No Set-Offs.

The due payment and performance of the obligations of the Borrower under the Loan Documents shall be without regard to any counterclaim or right of offset or any other claim which the Borrower may have against a Lender, and no such counterclaim (other than a compulsory counterclaim) or offset shall be asserted by the Borrower in any action, suit or proceeding instituted by a Lender or the Agent for the payment or performance of such obligations; provided, however, that if the Borrower refrains from asserting any counterclaim or offset pursuant to this Section 9.21, in opposing such counterclaim or offset, each of the Lenders and the Agent agrees not to assert the failure of the Borrower to assert such counterclaim or offset in any such action. Nothing herein shall prevent the Borrower from commencing a separate action against any Lender or the Agent.

Section 9.22.    No Bankruptcy Petition Against Lender.

Each party hereto hereby covenants and agrees that prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Lender, it will not institute against or join any other Person in instituting against any Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States. The agreements set forth in this Section and the parties’ respective obligations under this Section shall survive the termination of this Agreement.
Section 9.23.    No Recourse to Initial Lender.

Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby acknowledge and agree that all transactions with the initial Lender hereunder, GIFS Capital Company, LLC, shall be without recourse of any kind to such initial Lender. Such initial Lender shall have no liability or obligation hereunder unless and until and to the extent that it has received such amounts from its Loan and related Note. In addition, the parties hereto hereby agree that no amount owing by such initial Lender hereunder shall constitute a claim (as defined in Section 101 or Title 11 of the United States Bankruptcy Code) against such initial Lender unless the amounts received from its Loan and related Note are sufficient to pay such amounts and such amounts are not necessary to pay the outstanding indebtedness of such initial Lender. In addition, the parties hereto hereby agree that such initial Lender shall have no obligation to pay the parties hereto any amounts constituting fees, reimbursement for expenses or indemnities (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against such initial Lender unless or until such initial Lender has received amounts sufficient to pay such Expense Claims pursuant to its Loan and related Note and such amounts are not required to pay the outstanding indebtedness of such initial Lender. This Section shall survive termination of this Agreement.
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[Signature Page to Longtrain Leasing II, LLC Term Loan Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
Borrower:
LONGTRAIN LEASING II, LLC

By: AMERICAN RAILCAR INDUSTRIES, INC.,
its sole member

By:
Name:     Umesh Choksi
Title:    Chief Financial Officer

Agent and Secured Party:

CREDIT SUISSE AG, NEW YORK BRANCH,
in its capacity as Agent and Secured Party,

By:
Name:
Title:

By:
Name:
Title:

Lender:

GIFS CAPITAL COMPANY, LLC

By:
Name:
Title:

Schedule A
Schedule of Equipment and Equipment Leases

Schedule B
Administrative Details

GIFS Capital Company, LLC
227 West Monroe St., Suite 4900
Chicago, IL 60606
Attention:    Operations
Phone:    312-977-4560
Email:    chioperations@guggenheimpartners.com